UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Pitney Bowes Inc.
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3001 Summer Street
Stamford, Connecticut 06926
Notice of the 2021
Virtual Annual Meeting and
Proxy Statement
To the Stockholders:
We will hold our 2021 annual meeting of stockholders at 9:00 a.m. on Monday, May 3, 2021. In light of COVID-19 and to assist in protecting the health and well-being of the company’s shareholders, employees and representatives, the meeting will be conducted in virtual format only. The company held its May 2020 annual meeting in a virtual format and was pleased with the results, so, the board has decided that it will again hold the shareholder meeting in a virtual format given the continued uncertainty relating to the COVID-19 pandemic. The Notice of Meeting and Proxy Statement and accompanying proxy card describe in detail the matters to be acted upon at the meeting.
It is important that your shares be represented at the meeting. Whether or not you plan to participate, please submit a proxy through one of the three convenient methods described in this proxy statement in order for your shares to be voted at the meeting. Your vote is important so please act at your first opportunity.
We have elected to furnish proxy materials and the Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2020, to many of our stockholders via the Internet pursuant to Securities and Exchange Commission rules. We urge you to review those materials as well as our proxy statement for information on our financial results and business operations over the past year. The Internet availability of our proxy materials affords us an opportunity to reduce costs while providing stockholders the information they need. On or about March 19, 2021 we started mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report and how to submit a proxy online along with instructions on how to receive a printed copy of the proxy statement and annual report. We provided a copy of the annual meeting materials to all other stockholders by mail or through electronic delivery.
If you receive your annual meeting materials by mail, the Notice of Meeting and Proxy Statement, Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2020 and proxy card are enclosed. Whether or not you plan to participate in the virtual annual meeting, please mark, sign, date and return your proxy card in the enclosed prepaid envelope, or submit your proxy via telephone or the Internet, as soon as possible in order for your shares to be voted during the meeting. If you received your annual meeting materials via e-mail, the e-mail contains voting instructions and links to the proxy statement and annual report on the Internet, which are also available at www.proxyvote.com. If you decide to participate in the annual meeting and wish to change your vote, you may do so by submitting a later dated proxy or by attending the annual meeting and voting electronically.
We look forward to seeing you at the meeting.
Michael I. Roth
Non-Executive Chairman of the Board
Stamford, Connecticut
March 19, 2021

Notice of Meeting:
Annual Meeting Information
Time and Date:	Monday, May 3, 2021 at 9:00 a.m.
Place:	Via Live Webcast by visiting http://www.virtualshareholdermeeting.com/PBI2021
Requirements to Participate in the Meeting:	Shareholders of record as of the close of business on March 5, 2021 will be able to vote and ask questions during the meeting.
Record Date:	March 5, 2021
Voting:
Registered stockholders as of the record date (March 5, 2021) are entitled to submit proxies by Internet at
www.proxyvote.com
; telephone at 1-800-690-6903; or completing your proxy card; or you may vote online during the virtual annual meeting. If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 3, 2021:
Pitney Bowes’ 2021 Proxy Statement and Annual Report to Stockholders, including the Report on Form 10-K for the year ended December 31, 2020, are available at
www.proxyvote.com.
The items of business at the annual meeting are:
1.	Election of 10 directors named in the proxy statement.
2.	Ratification of the Audit Committee’s appointment of the independent accountants for 2021.
3.	Non-binding advisory vote to approve executive compensation.
Stockholders also will act on such other matters as may properly come before the meeting, including any adjournment or postponement of the meeting.
This proxy statement and accompanying proxy card are first being distributed or made available via the Internet beginning on or about March 19, 2021.
Detailed information and instructions on how to participate in the virtual annual meeting can be found on page 6.
We thank you for your interest in our company and look forward to your participation at our virtual annual meeting.
Daniel J. Goldstein
Executive Vice President, Chief Legal Officer & Corporate Secretary

NOTICE: Your vote is important. Brokers are not permitted to vote on any proposals to be considered at the meeting except on proposal 2, ratification of the Audit Committee’s appointment of the Independent Accountants for 2021, without instructions from the beneficial owner. Therefore, if your shares are held through a broker, please instruct your broker, bank or other nominee on how to vote your shares. For your vote to be counted with respect to each of the proposals, you will need to communicate your voting decisions to your broker, bank, financial institution or other nominee.

PROXY SUMMARY

Proxy Summary - Meeting Agenda Items
Proposal 1: Election of Directors

You are being asked to elect 10 directors, which constitute the entire board. Each of the director nominees is standing for election for a one-year term ending at the next annual meeting of stockholders in 2022 and until his or her successor has been duly elected and qualified.

All current directors attended at least 75% of the meetings of the board and board committees on which they served in 2020.

The board of directors recommends that stockholders vote FOR the election of all the director nominees.

Proposal 2: Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2021

The board is asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for 2021.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent accountants for 2021.

Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation

The board is asking stockholders to approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in this proxy statement. The board has determined to hold this advisory vote on an annual basis. The next advisory vote is expected to take place at the 2022 annual meeting of stockholders.

The board of directors recommends that stockholders vote FOR the approval of executive compensation on an advisory basis.

Virtual Annual Meeting Information
The Virtual Annual Meeting and Voting
Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 3, 2021, and at any adjournment or postponement of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.
How do I participate in the 2021 annual meeting?
To participate in the annual meeting, registered holdings and beneficial holders should visit
http://www.virtualshareholdermeeting.com/PBI2021
 and enter the 16-digit control number included on your Important Notice Regarding the Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may log into the meeting platform beginning at 8:45 a.m. Eastern Time on May 3, 2021. Shareholders of record as of the close of business on March 5, 2021 will be able to vote and ask questions during the meeting by remote participation by following the instructions on the meeting website.
The list of stockholders will be available for inspection by stockholders during the meeting at
http://www.virtualshareholdermeeting.com/PBI2021
.
May I submit questions during the annual meeting?
If you wish to submit a question, you may do so during the meeting by logging into the virtual meeting platform at
http://www.virtualshareholdermeeting.com/PBI2021
, typing your question into the “Ask a Question” field, and clicking “Submit.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered at once. We will try to answer as many stockholder-submitted questions as time permits. Investors are always invited to send questions directly to Investor Relations at
investorrelations@pb.com
.
What if I experience technical issues with the virtual meeting platform?
If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call 1-844-986-0822 (US) or 1-303-562-9302 (International). Technical support will be available beginning at 8:45 a.m. Eastern Time on May 3, 2021 and will remain available until the meeting has ended. We encourage you to access the meeting prior to the start time.
Outstanding Shares and Vote Entitlement
Each share of Pitney Bowes common stock has one vote. As of the record date, 173,669,170 shares of common stock were issued and outstanding.
How do I vote?
If you are a registered stockholder, which means you hold shares in your name, you may choose one of three methods to submit your proxy to have your shares voted:
•	you may submit your proxy online via the Internet by accessing the following website and following the instructions provided: www.proxyvote.com ;
•	you may submit your proxy by telephone by calling 1-800-690-6903; or
•	if you received your annual meeting material by mail, you also may choose to grant your proxy by completing and mailing the proxy card.
Alternatively, you may participate in the annual meeting and vote your shares by following the instructions available on the meeting website at that time.
If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on voting methods.
May I revoke my proxy or change my vote?
If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your proxy is voted at the annual meeting by any of the following methods:
•	you may send in a revised proxy dated later than the first proxy;
•	you may vote by participating in the meeting; or
•	you may notify the Corporate Secretary in writing prior to the meeting that you have revoked your proxy.
Attendance at the meeting alone will not revoke your proxy.
If you hold your shares through a broker, bank, trustee or other nominee, you are a beneficial owner and should refer to instructions provided by that entity on how to revoke your proxy or change your vote.

GENERAL INFORMATION
What constitutes a quorum?
The holders of shares representing a majority of the votes entitled to be cast at the annual meeting constitutes a quorum. If you submit your proxy by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions and broker non-votes are included in the count to determine a quorum.
What vote is required for a proposal to pass?
If a quorum is present, director candidates receiving the affirmative vote of a majority of votes cast will be elected. Proposals 2 and 3 will be approved if a quorum is present and a majority of the votes cast by the stockholders are voted for the proposal.
How are votes counted?
You may vote “for”, “against” or “abstain” with respect to each of the proposals presented. A vote “for” will be counted in favor of the proposal or respective director nominee and a vote “against” will be counted against each proposal or respective nominee.
Your broker is not permitted to vote on your behalf on any proposals to be considered at the meeting except on proposal 2, the ratification of the selection of PricewaterhouseCoopers LLP as independent accountants for 2021, unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your stock via telephone or the Internet. If you do not own your shares of record, for your vote to be counted with respect to proposals 1 and 3, you will need to communicate your voting decisions to your broker, bank, financial institution or other nominee.
Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may vote your shares in its discretion on proposal 2 if it does not receive instructions from you.
If your broker does not have discretionary voting authority and you do not provide voting instructions, or if you abstain on one or more agenda items, the effect would be as follows:
Proposal 1: Election of Directors
Broker non-votes and abstentions would not be votes cast and therefore would not be counted either for or against. As a result, broker non-votes and abstentions will have no effect in the election of directors.
Proposal 2: Ratification of Audit Committee’s Appointment of the Independent Accountants for 2021
If you choose to abstain in the ratification of the Audit Committee’s selection of the independent accountants for 2021, the abstention will have no effect on the ratification of the Audit Committee’s selection of the independent accountants for 2021.
Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation
The vote to approve executive compensation is an advisory vote and the results will not be binding on the board of directors or the company. The board of directors will review the results and take them into consideration when making future decisions regarding executive compensation. Broker non-votes and abstentions are not considered votes cast and therefore will not be counted either for or against. As a result, broker non-votes and abstentions will have no effect on the advisory vote to approve executive compensation.
How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plans vote by proxy?
If you are a registered stockholder and participate in our Dividend Reinvestment Plan, or our employee 401(k) plans, your proxy includes the number of shares acquired through the Dividend Reinvestment Plan and/or credited to your 401(k) plan account.
Shares held in our 401(k) plans are voted by the plan trustee in accordance with voting instructions received from plan participants. The plans direct the trustee to vote shares for which no instructions are received in the same proportion (for, against or abstain) indicated by the voting instructions given by participants in the plans.
Who will count the votes?
Broadridge Financial Solutions, Inc. (Broadridge) will tabulate the votes and act as Inspector of Election.
Want more copies of the proxy statement? Getting too many copies?
Only one Notice or, if paper copies are requested, only one proxy statement and annual report to stockholders including the report on Form 10-K are delivered to multiple stockholders sharing an address unless one or more of the stockholders provide contrary instructions to us or, if applicable, to your bank or broker. This process is commonly referred to as “householding”.
You may request to receive a separate copy of these materials, and we will promptly deliver the requested materials.
Similarly, you may request to receive a separate copy of these materials in the future, or if you are receiving multiple copies, you may request delivery of a single copy in the future.
Requests can be made to:
Broadridge Householding Department by phone at 1-866-540-7095 or by mail to:
Broadridge Householding Department
51 Mercedes Way
Edgewood, New York 11717.
If you own shares of stock through a bank, broker or other nominee, please notify that entity if you no longer wish to participate in householding and would prefer to

GENERAL INFORMATION
receive a separate copy of these materials, or if you are receiving duplicate copies of these materials and wish to have householding apply.
Additional copies of our annual report to stockholders, including the report on Form 10-K or the proxy statement will be sent to stockholders free of charge upon written request to:
Investor Relations, Pitney Bowes Inc.
3001 Summer Street
Stamford, CT 06926-0700.
Want electronic delivery of the annual report and proxy statement?
We want to communicate with you in the way you prefer. You may receive:
GENERAL INFORMATION
•	a Notice of Internet Availability of Proxy Materials or a full set of printed materials, including the proxy statement, annual report and proxy card; or
•	an e-mail with instructions for how to view the annual meeting materials and vote online.
If you received the Notice of Internet Availability of Proxy Materials or a full set of annual meeting materials by mail, you may choose to receive future annual meeting materials electronically by following the instructions when you vote online or by telephone. With electronic delivery, you will receive an e-mail for future meetings listing the website locations of these documents and your choice to receive annual meeting materials electronically will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker, trustee or other nominee, you should refer to the information provided by that entity for instructions on how to elect this option. This proxy statement and our 2020 annual report may be viewed online at
www.pitneybowes.com
 under the caption “Investor Relations”.
Stockholder Proposals and Other Business for the 2022 Annual Meeting
If a stockholder wants to submit a proposal for inclusion in our proxy material for the 2022 annual meeting, which is scheduled to be held on Monday, May 2, 2022, it must be received by the Corporate Secretary by the close of business on November 19, 2021. Also, under our By-laws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the Corporate Secretary no earlier than the close of business on January 3, 2022 and no later than the close of business on February 2, 2022. However, in the event that the date of the 2022 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2021 annual meeting, then the stockholder’s notice must be delivered no earlier than the close of business on the 120th day prior to the meeting and no later than the close of business on the later of the 90th day prior to the meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such meeting, the 10th day after the first public announcement of the meeting date. There are other procedural requirements in the By-laws pertaining to stockholder proposals and director nominations. The By-laws are posted on our Corporate Governance website at
www.pitneybowes.com
 under the caption “Our Company—Our Leadership & Governance—Corporate Governance.” If notice of a matter is not received within the applicable deadlines or does not comply with the By-laws, the Chairman of the meeting may refuse to introduce such matter. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Securities Exchange Act of 1934, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting.

Corporate Governance
We encourage stockholders to visit our Corporate Governance website at
www.pitneybowes.com
 under the caption “Our Company—Our Leadership & Governance—Corporate Governance” for information concerning governance practices, including the Governance Principles of the board of directors, charters of the committees of the board, and the directors’  Code of Business Conduct and Ethics. Our Business Practices Guidelines, which is the Code of Ethics for employees, including our Chief Executive Officer (CEO) and our named executive officers (NEOs), is also available at “Corporate Responsibility—Business Practices.” We intend to disclose any future amendments or waivers to certain provisions of the directors’ Code of Business Conduct and Ethics or the Business Practices Guidelines on our website within four business days following the date of such amendment or waiver.
Key Corporate Governance Practices Enhancing the Board’s Independent Leadership, Accountability and Oversight

Thoughtful Board Composition
✔	Diverse and highly skilled board with a range of viewpoints and with women serving as 5 of the 9 independent directors
✔	Annual consideration of board composition to ensure appropriate mix of board tenure, skills and experience
✔	Board refreshment: 3 directors have joined in last 5 years and 4 directors have left the board in that time

Independence
✔	Separate Chairman and CEO
✔	Independent board members: All directors are independent other than the CEO
✔	Executive sessions at board and committee meetings

Shareholder Rights
✔	Majority voting in uncontested director elections
✔	Annual election of directors

Strong Corporate Governance Practices
✔	Stock holding requirements
✔	No hedging or pledging
✔	Responsive and active shareholder engagement with regular participation by directors
✔	Annual board and committee assessments
Board of Directors

Leadership Structure
The board of directors has separated the roles of Chairman and CEO. Michael I. Roth, an independent director, is our Non-Executive Chairman of the board of directors. The board of directors believes it should have the flexibility to establish a leadership structure that works best for the company at a particular time, and it reviews that structure from time to time, including in the context of a change in leadership. The board believes that its current leadership structure best serves the objective of effective board oversight of management at this time and allows our CEO to focus primarily on the operations and management of the company, while leveraging the experience of the Non-Executive Chairman to lead the board. In addition to chairing the board and the Executive Committees, Mr. Roth is a member of the Audit and Finance Committees and attends the meetings of the other two committees on which he is not a member. Mr. Roth is also actively involved as an advisor to the Chief Executive Officer through frequent conversations, bringing to bear his experiences as a CEO and his experiences from his service on other boards. Other members of the board have found that Mr. Roth’s leadership in the boardroom, his range of experiences and his deep understanding of the company’s business provide significant benefit to the company, the board, and senior management as the company transforms its business.
The board of directors has established well-defined responsibilities, qualifications and selection criteria with respect to the Chairman role. This information is set forth in detail in the Governance Principles of the board of directors, which can be found on our website at
www.pitneybowes.com
 under the caption “Our Company—Our Leadership & Governance—Corporate Governance.”

CORPORATE GOVERNANCE
Management Succession Planning
Among the board’s most important responsibilities is to oversee short and long-term succession planning and leadership development. As part of this process, the Governance Committee oversees long-term and short-term plans for CEO succession. The board of directors is responsible for evaluating the performance of the CEO and for selection of successors to that position. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, ability to motivate employees, and an ability to develop an effective working relationship with the board. The Governance Principles of the board of directors, which are posted on the company’s website at
www.pitneybowes.com
 under the caption “Our Company—Our Leadership & Governance—Corporate Governance,” include additional information about succession planning.
Periodically, but not less than annually, the board of directors considers management’s recommendations concerning succession planning for senior management roles other than the role of CEO. As part of this process, the board reviews development plans to strengthen and supplement the skills and qualifications of internal succession candidates.
Board Composition, Skills and Experience Review, and Board Succession Planning
The Governance Committee periodically updates and reviews the skills and types of experience that should be represented on the board of directors in light of the company’s current business needs and future strategy. The committee then compares these desired skills and experiences to those which current board members possess to determine whether all the identified skills and experiences are sufficiently represented on the board. Based upon its review, and on its discussion with the CEO, the committee may recommend to the board that additional expertise is advisable. The committee would then develop for the board’s consideration a skills and experience profile to be used in identifying additional board candidates as appropriate.
The board, as well as each of its committees, circulates to its members on an annual basis a performance assessment questionnaire. The results of the assessment are reviewed by the respective committees, with a view toward taking action to address issues presented. The Governance Committee assesses the contributions of each director annually and determines the skill set required for new members joining the board.
The board believes that, in planning for board succession, it is also advisable to maintain a board that includes both experienced directors with extensive knowledge of the company’s businesses, as well as newer directors who can refresh the board’s collective experience and expertise as business needs require. To achieve this goal, and instead of relying on a mandatory retirement age, beginning in 2019, the board decided to have as a goal having a mix of years of tenure on the board between those who have served shorter term, medium term and longer term. Accordingly, the Governance Committee focuses on the range, median, and mean tenures of the board to go along with other factors it considers in its board turnover. The Governance Committee also considers factors such as board size and the advisability of overlapping terms for board members leaving or joining the board. As it considers board succession, the board also considers its diversity in its membership.
In the past three years, there have been a number of changes to the board, consistent with this approach and the individual circumstances of various individual directors. In 2020, Sheila A. Stamps joined the board bringing broad strategic and financial experience. Ms. Stamps was brought to the attention of the Governance Committee by a non-management director or the CEO. In 2018, two directors joined the board. Four board members have left the board in recent years. In addition to board refreshment, the board has also changed the chairs of three of its committees (In May 2019, Anne Busquet became the chair of the Governance Committee; Doug Hutcheson became the chair of the Finance Committee; and Linda Sanford became the chair of the Executive Compensation Committee). The average board tenure after the annual meeting will be 12 years.
Further, the board has reviewed its size and determined that a board of 10 members is appropriate at this time.
Director Independence
The board of directors conducts an annual review of the independence of each director under the New York Stock Exchange listing standards and our standards of independence, which are set forth in the Governance Principles of the board of directors available on our website at
www.pitneybowes.com
 under the caption “Our Company—Our Leadership & Governance—Corporate Governance.” In making these determinations, the board of directors considers, among other things, whether any director or the director’s immediate family members have had any direct or indirect material relationship with Pitney Bowes or its management, including current or past employment with Pitney Bowes or its independent accountants.
Based upon its review, the board of directors has concluded in its business judgment that the following directors are independent: Anne M. Busquet, Robert M. Dutkowsky, Anne Sutherland Fuchs, Mary J. Steele Guilfoile, S. Douglas Hutcheson, Michael I. Roth, Linda S. Sanford, David L. Shedlarz and Sheila A. Stamps.
Marc B. Lautenbach is not independent because he is a Pitney Bowes executive officer.

CORPORATE GOVERNANCE
Role of the Board of Directors in Risk Oversight
The board of directors is responsible for oversight of the risk assessment and risk management process. Management is responsible for risk management, including identification and mitigation planning. The company has an enterprise risk management process to identify, assess, monitor and address risks across the entire company and its business operations. The description, assessments, mitigation plan and status for each enterprise risk are developed and monitored by management, including management “risk owners” and an oversight management risk committee.
Both the Audit Committee and the entire board review on an ongoing basis the structure of the company’s enterprise risk management program, including the overall process by which management identifies and manages risks. As part of this review, the board regularly provides feedback to management on its view of ways to continually improve the program. Upon the recommendation of the Governance Committee, the board of directors assigns oversight responsibility for each of the enterprise-wide risks to either a specific committee of the board, or to the full board. The board and each committee, with the exception of the Executive Committee, are responsible for oversight of one or more risks. The assignments are generally made based upon the type of enterprise risk and the linkage of the subject matter to the responsibilities of the committee as described in its charter or the nature of the enterprise risk warranting review by the full board. For example, the Finance Committee oversees risks relating to liquidity, the Audit Committee oversees risks relating to internal controls and the Executive Compensation Committee reviews risk analyses relating to the company’s compensation programs, and both the Governance Committee and the full board have oversight of the company’s approach to Environmental Social and Governance (ESG). With respect to cybersecurity, management, (comprised of members from multiple disciplines in the company, including Information Technology, Research and
Development, Legal, Privacy, and Internal Audit) provides a detailed overview first to the Audit Committee and then again to the full board of the company’s cybersecurity efforts and management of that risk. Under its Charter, the Audit Committee has oversight of the enterprise risks relating to Information Technology function generally, and cybersecurity in particular.
Each enterprise risk and its related mitigation plan is reviewed by either the board of directors or the designated board committee on an annual basis. On an annual basis, the board of directors receives a report on the status of all enterprise risks and their related mitigation plans.
Management monitors the risks and determines, from time to time, whether new risks should be considered either due to changes in the external environment, changes in the company’s business, or for other reasons. Management also determines whether previously identified risks should be combined with new or emerging risks.
In addition to the formal components of the enterprise risk management program, management explicitly discusses risks with the board within the context of other topics, such as the company’s and individual unit strategies and specific aspects of the company’s current transformation efforts.
Throughout the COVID-19 pandemic, the board has been highly engaged with management on the company’s response to COVID-19 and its impact to the company’s employees, clients, operations, and financial performance. In the early days of the crisis, the board focused two of its meetings almost entirely on the risks related to COVID and the strategy both during and after COVID, and dedicated significant time in additional board meetings and in ad hoc updates about COVID. (See page 34 for additional discussion about the company’s response to COVID-19).
Investor Outreach
It is our practice to contact many of our stockholders over the course of the year to seek their views on various governance topics and executive compensation matters. The key elements of our stockholder outreach program are (i) the corporate governance outreach program and (ii) the annual stockholders meeting. Our comprehensive stockholder engagement program is supplemented by our year-round investor relations outreach program that includes post-earnings communications, one-on-one conferences, individual meetings and general availability to respond to investor inquiries. We also periodically engage proxy advisory firms for their viewpoints.
The multifaceted nature of this program allows us to maintain meaningful engagement with a broad audience including large institutional investors, smaller to mid-size institutions, pension funds, advisory firms, and individual investors. In the spring and again in the fall of 2020, we reached out to stockholders representing approximately 50% of outstanding company shares with the particular purpose of gaining their feedback on governance and compensation issues. We value the feedback we receive concerning the board’s leadership structure, governance practices, the company’s proxy statement, and emerging governance and executive compensation. With those stockholders who responded to our invitation in 2020, we discussed corporate governance practices, executive compensation policies and our approach to the board’s role in risk mitigation oversight, including its oversight of our cybersecurity efforts. We also discussed our approach to board composition and tenure, Human Capital Management, the use of discretion in connection with pay, and the company’s approach to Environmental, Social and Governance (“ESG”) matters. Our investors generally have provided positive feedback on these topics. In addition to this outreach, in the summer of 2020,

CORPORATE GOVERNANCE
the company reached out to investors representing more than 70% of the shares voted against the re-election of Michael Roth at the May 2020 annual meeting to understand their thinking about overboarding, this vote in particular, and to understand how they would think about Mr. Roth’s service on the board going forward. The Governance Committee Chair, together with members of management, spoke with investors representing 60% of the shares voted against the re-election to hear directly from them. These investors generally appreciated hearing the depth of Mr. Roth’s commitment; they also articulated the policies they apply to overboarding generally.
Since that time, Mr. Roth has retired as CEO of IPG. He has also advised us of his decision not to stand for re-election for the other public company board on which he is currently an independent board member. As a result, commencing with the 2021 term, Mr. Roth will be on two boards, a number that is satisfactory under any of the individual investor or proxy advisor firms’ published overboarding policies. Accordingly, the Governance Committee and board concluded it is in the best interests of the company to nominate Mr. Roth for election at the annual meeting.

Spring 2020:
Outreach to holders of approximately 50% of our shares
Fall 2020:
Outreach to holders of approximately 50% of our shares
Summer 2020:
Outreach to holders of approximately 70% of the shares who voted against one of our directors in 2020
Key Topics included:
• Corporate governance
• Executive compensation
• Risk oversight
• ESG
• Human Capital
Conversations
Regarding overboarding, the particular vote, and corporate governance practices
Insights and perspectives shared with Governance Committee and with the board

CORPORATE GOVERNANCE
Communications with the Board of Directors
Stockholders and other interested parties may communicate with the Non-Executive Chairman of the Board via e-mail at
boardchairman@pb.com
, the Audit Committee chair via e-mail at
audit.chair@pb.com
 or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., 3001 Summer Street, Stamford, CT 06926-0700.
The board of directors has instructed the Corporate Secretary to assist the Non-Executive Chairman, Audit Committee chair and the board in reviewing all electronic and written communications, as described above, as follows:
(i)	Customer, vendor or employee complaints or concerns are investigated by management and copies are forwarded to the Chairman;
(ii)	If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the Corporate Secretary to the General Auditor and to the Audit Committee chair for review and copies will be forwarded to the Chairman. Any such matter will be investigated in accordance with the procedures established by the Audit Committee; and
(iii)
Other communications raising matters that require investigation will be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review and will be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the Corporate Secretary will forward appropriate written communications, as applicable to the full board of directors, or to individual directors. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.
Environment, Social and Governance

Environment

- Achieved and surpassed our 5 year carbon emissions target (for 2015-2020) a year early
- Optimized routes and upgraded vehicles to reduce 300,000 miles of driving and save more than 30,000 gallons of fuel in 2019*
- Continued our over 20 year program to remanufacture equipment, resulting in reuse of 498,000 pounds of equipment that would have otherwise been recycled
- Incorporated the industry-recognized Task Force on Climate-Related Financial Disclosure (TCFD) implementation categories of governance, strategy, risk management, and metrics and targets into our climate and sustainability disclosures

* The company reported 2019 sustainability data in the most recent Corporate Responsibility Report. 2020 data will be included in the next Corporate Responsibility Report to be published later this year.

Social/Human Capital Management

- Positively engaged employees, even during pandemic as evidenced through employee engagement survey results and focused surveys conducted throughout the year
- Recognized for our corporate responsibility as one of Newsweek's Most Responsible Companies
- Recognized for our progress in diversity and inclusion:
  - Bloomberg Gender Equality Index
  - Forbes lists for Best Employers for Diversity and Best Employers for Women
  - Human Rights Campaign Foundation's 2021 Corporate Equality Index for Best Place to Work for LGBTQ Equality
- Established cross-functional team to focus on keeping our essential, front-line employees safe in the workplace in light of the risks coming out of the COVID-19 pandemic

Governance

- Maintained significant board diversity:
  - 56% of independent directors are women
  - 11% of independent directors are black
  - Women chair 50% of the board's committees
- Executed on our goals of effective board refreshment and succession, with the last 5 years seeing the following:
  - 3 directors joined the board
  - 4 directors left the board
  - The chairs of 3 of the 4 board committees changed

Environment
Pitney Bowes has established a deep and lasting commitment to sustainability, and other ESG matters. Our cross-functional ESG committee oversees industry best practices to effectively manage our ESG issues. With respect to sustainability, we focus on reducing our environmental impact and becoming a better steward of the environment by setting strong goals and continuously improving critical areas of operational impact, such as

CORPORATE GOVERNANCE
energy and waste. We are both building on our long legacy of product remanufacturing and recycling which diverts thousands of pounds of waste from recycling to reuse every year and we are striving to improve fuel efficiency of our vehicles within our transportation network in our Global Ecommerce and Presort businesses as an
EPA SmartWay Partner. In 2019 we achieved our five-year carbon emissions target one year early, and in 2020 we were awarded the Climate Leadership Award for Excellence in Greenhouse Gas Management from the Center for Climate Solutions.
Social/Human Capital Management
In terms of Human Capital Management, we have more than 11,500 employees, with approximately 80% located in the United States and 20% located outside the United States. We also supplement our United States workforce with contingent hourly workers on an as-needed basis to meet fluctuating demand. We seek to create a high-performance culture that will drive and sustain enhanced value for all our stakeholders. To attract, retain and engage the talent needed, we strive to maintain a diverse, inclusive and safe workplace, with equitable opportunities for growth and development, supported by strong compensation, benefits and health and wellness programs, and by programs that build connections between our employees and their communities.
Diversity and Inclusion. We believe that a diverse workforce is critical to our success. We celebrate a rich mix of countries, cultures, ages, races, ethnicities, gender identities, sexual orientation, abilities and perspectives that showcase our humanity, differentiate us as individuals and enhance our businesses. We have received numerous external acknowledgments of our progress in diversity and inclusion over the years.
Employee Engagement and Development. We emphasize employee development and training and provide professional development initiatives, training, experiential learning and inclusion networks to our employees to enable them to advance their skills and achieve career goals. We also believe employee engagement is important to the company's success and conduct a survey annually that has had historically high participation rates.
We apply our learnings from the engagement survey each year in how we work with our employees.
Health, Safety and Wellness. We are committed to the health, safety and wellness of our employees. We provide our employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs, including benefits that provide protection and security for events that may require time away from work or that impact their financial well-being; that provide tools and resources to support and improve their physical and mental health status and encourage engagement in healthy behaviors; and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families.
In response to the COVID-19 pandemic, we implemented significant changes to promote the health and safety of our employees, as well as the communities in which we operate, and which comply with government regulations and recommendations. These changes included adjusting processes to enable social distancing, providing personal protective equipment, ongoing monitoring of the health of our employees, contact tracing when an employee is diagnosed with COVID-19, and we encourage employees capable of working remotely to do so and limit the number of employees who can be in any of our offices at any given time.
More detail related to these areas of our work are available in our annual Corporate Responsibility Report.
Governance
The company’s approach to Governance is discussed in pages 9 through 21.

CORPORATE GOVERNANCE
Board Committees and Meeting Attendance
During 2020, each director attended at least 75% of the total number of board meetings and meetings held by the board committees on which he or she served. The board of directors met seven times in 2020, and the independent directors met in executive session at each board meeting in 2020. The directors also participated in additional ad hoc discussions on a variety of matters throughout the year. Each member of the board of directors serves on one or more of the five standing committees described below. In 2020, Mr. Hutcheson served as a member of the Audit and Finance Committees from January until the annual meeting, and from the annual meeting to the present has served on the Governance and Finance Committees. As the need arises, the board may establish ad hoc committees of the board to consider specific issues. Mr. Lautenbach is a member of the Executive Committee.
The members of all other board committees are independent directors pursuant to New York Stock Exchange independence standards. Each committee of the board operates in accordance with a charter. The current members of each of the board committees, and the number of meetings for each committee in 2020, are set forth in the chart below.
It is the longstanding practice and the policy of the board of directors that the directors attend the annual meeting of stockholders. All of our nine then-serving directors attended the May 2020 annual meeting.
Name	Audit	Executive	Executive Compensation	Finance	Governance
Anne M. Busquet		X	X		Chair
Robert M. Dutkowsky			X		X
Anne Sutherland Fuchs			X		X
Mary J. Steele Guilfoile	X			X
S. Douglas Hutcheson		X		Chair	X
Marc B. Lautenbach		X
Michael I. Roth	X	Chair		X
Linda S. Sanford	X	X	Chair
David L. Shedlarz	Chair	X		X
Sheila A. Stamps	X		X
Number of meetings in 2020	6	0	8	4	6
Audit Committee
The Audit Committee monitors our financial reporting standards and practices and our internal financial controls to confirm compliance with the policies and objectives established by the board of directors and oversees our ethics and compliance programs. The committee appoints independent accountants to conduct the annual audits and discusses with our independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountant’s report, invites the independent accountant’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent accountants and approves their fees. It also reviews our internal accounting controls and the scope and results of our internal auditing activities and submits reports and proposals on these matters to the board. The committee is also responsible for overseeing the process by which management identifies and manages the company’s risks. The committee meets in executive session with the independent accountants and internal auditor at each committee meeting.
The Audit Committee also has oversight over the information technology function, cybersecurity risks as well as compliance generally. The Audit Committee regularly discusses cybersecurity with leaders of the technology, information security, privacy and audit functions.
The board of directors has determined that the following members of the Audit Committee are “audit committee financial experts,” as that term is defined by the SEC: Mary J. Steele Guilfoile, Michael I. Roth, David L. Shedlarz and Sheila A. Stamps. All Audit Committee members are independent as defined under the New York Stock Exchange and SEC standards for Audit Committee independence.

CORPORATE GOVERNANCE
Executive Committee
The Executive Committee can act, to the extent permitted by applicable law and the company’s Restated Certificate of Incorporation and its By-laws, on matters concerning management of the business which may arise between scheduled board of directors’ meetings and as described in the committee’s charter. The committee meets on an ad hoc basis when circumstances necessitate.
Executive Compensation Committee
The Executive Compensation Committee (“Committee”) is responsible for our executive compensation policies and programs. The Committee chair frequently consults with, and the Committee meets in executive session with, Pay Governance LLC, its independent compensation consultant. The Committee recommends to all of the independent directors for final approval policies, programs and specific actions regarding the compensation of the CEO, and approves the same for all of our other executive officers. The Committee also recommends the “Compensation Discussion and Analysis” for inclusion in our proxy statement, in accordance with the rules and regulations of the SEC and reviews and approves stock grants and other stock-based compensation awards. All Executive Compensation Committee members are independent as independence for compensation committee members is defined under the New York Stock Exchange and SEC standards.
Finance Committee
The Finance Committee reviews our financial condition and capital structure, and evaluates significant financial policies and activities, oversees our major retirement programs, advises management and recommends financial action to the board of directors. The committee’s duties include monitoring our current and projected financial condition, reviewing and recommending for board approval quarterly dividends, share repurchases, and other major investment decisions including financing, mergers and acquisitions, divestitures and overseeing the financial operations of our retirement plans. The committee recommends for approval by the board of directors the establishment of new retirement and post-retirement benefit plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans.
Governance Committee
The Governance Committee recommends nominees for election to the board of directors, recommends membership in, and functions of, the board committees, reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board, and oversees CEO and senior management succession planning. The Governance Principles of the board of directors, which are posted on our website at
www.pitneybowes.com
 under the caption “Our Company—Our Leadership & Governance—Corporate Governance,” include additional information about succession planning. The committee reviews and evaluates the effectiveness of board administration and its governing documents, and reviews and monitors company programs and policies relating to directors. The committee reviews related-person transactions in accordance with company policy.
The Governance Committee generally identifies qualified candidates for nomination for election to the board of directors from a variety of sources, including other board members, management and stockholders. The committee also may retain a third-party search firm to assist the committee members in identifying and evaluating potential nominees to the board of directors.
Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to: c/o Corporate Secretary, Pitney Bowes Inc.,
3001 Summer Street, Stamford, CT 06926-0700. Recommendations submitted for consideration by the committee must contain the following information: (i) the name and address of the stockholder; (ii) the name and address of the person to be nominated; (iii) a representation that the stockholder is a holder of our stock entitled to vote at the meeting; (iv) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (vi) the candidate’s written, signed consent to serve if elected.
The Governance Committee evaluates candidates that are recommended by stockholders on the same criteria it uses to evaluate candidates from other sources. The Governance Principles of the board of directors, which are posted on our Corporate Governance website at
www.pitneybowes.com
 under the caption “Our Company—Our Leadership & Governance—Corporate Governance,” include a description of director qualifications. A discussion of the specific experience and qualifications the committee identified for directors and nominees together with the Governance Committee’s approach to evaluating current and prospective directors may be found under “Director Qualifications” on page 22 of this proxy statement.

CORPORATE GOVERNANCE
If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the board of directors, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the board of directors, and the candidate has the opportunity to learn more about the company, the board, and its governance practices. The final selection of the board’s nominees is within the sole discretion of the board of directors.
Alternatively, as referenced on page 8 of this proxy statement, stockholders intending to nominate a candidate for election by the stockholders at the meeting must comply with the procedures in Article I, Section 5 of the company’s By-laws. The By-laws are posted on our Corporate Governance website at
www.pitneybowes.com
 under the caption “Our Company—Our Leadership & Governance—Corporate Governance.”
Directors’ Compensation

Role of Governance Committee in Determining Director Compensation
In accordance with the Governance Principles of the board, the Governance Committee reviews and recommends to the board of directors the amount and form of compensation to non-employee members of the board of directors. The Governance Committee reviews the director compensation policy periodically and may consult from time to time with a compensation consultant, to be selected and retained by the committee, as to the competitiveness of the program.
The non-employee directors’ compensation program, including the amended and restated Directors’ Stock Plan, was last revised and approved by the stockholders effective in May 2014. At that time, the Governance Committee retained an independent compensation consultant with no other company business, Farient Advisors, to assist in its review of the director compensation program.
Highlights of the Directors’ Compensation Program:
•	Cash component paid as an annual retainer
•	Leadership premiums paid to committee Chairmen
•	Leadership premium paid to Chairman of the board
•	Annual equity grant in the form of restricted stock units, the number of which is calculated by dividing $100,000 by the fair market value of a share of the company’s common stock as of the award date
•	Each non-employee director is subject to a stock ownership requirement equal to five times the annual cash retainer, $375,000, to be attained over a five-year period
Directors’ Fees
Each non-employee director receives an annual retainer of $75,000 for board service and an additional retainer for service on the committees to which he or she is assigned. The Non-Executive Chairman of the board receives an additional retainer of $100,000 commensurate with the additional responsibilities required of the Chairman role.
Annual retainers for committee service are: $12,000 for service on the Audit Committee (with the committee Chairman receiving an additional annual retainer of $12,000); $10,500 for service on the Executive Compensation Committee (with the Committee Chairman receiving an additional annual retainer of $10,500); $9,000 for service on the Governance Committee (with the Committee Chairman receiving an additional annual retainer of $9,000); and $9,000 for service on the Finance Committee (with the Committee Chairman receiving an additional annual retainer of $9,000).
A meeting attendance fee of $2,000 is paid with respect to meetings of the Executive Committee. The Executive Committee did not meet in 2020.
All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.
Stock under the Director’s Compensation Program
Under the amended and restated Directors’ Stock Plan, each non-employee director received an award of restricted stock units with a fair market value of $100,000 on the date of grant, which are fully vested one year after the date of grant. (Directors appointed by the board to fill a vacancy during the year receive a prorated grant of restricted stock units as described in the Directors’ Stock
Plan.) The units have no voting rights until they are converted to shares of common stock. Each non-employee director receives a quarterly cash payment equal to the amount that would have been paid as a dividend with respect to shares represented by the restricted stock units held as of the record date for the payment of the common stock dividend. Non-employee directors may

CORPORATE GOVERNANCE
elect to defer the conversion of restricted stock units to shares until the date of termination of service as a director.
Shares shown in the table on page 20 of this proxy statement disclosing security ownership of directors and executive officers include shares granted to the directors under the Directors’ Stock Plan.
Director Stock Ownership Requirement
The board of directors maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of company common stock with a market value of five times the base retainer, or $375,000, within five years of becoming a director of Pitney Bowes. A director may not sell shares of Pitney Bowes common stock if: a) this requirement is not met, or b) the sale of shares would mean that the director would no longer meet the requirement. The directors’ stock ownership guidelines are available within the Governance Principles on our Corporate Governance web-site at
www.pitneybowes.com
 under the caption “Our Company—Our Leadership & Governance—Corporate Governance.”
Directors’ Deferred Incentive Savings Plan
We maintain a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of several institutional investment funds. The investment choices available to directors under this plan are the same as those offered to employees under the company’s 401(k) plan.
Directors’ Equity Deferral Plan
Directors may elect to defer all of their equity portion of their compensation on an annual basis. Deferral of restricted stock units (RSU) defers settlement of the RSUs into company common stock until termination from board service. RSU awards, whether deferred or not, vest on the first anniversary of the award. Deferred
RSUs continue to receive dividend equivalents. Deferred RSUs do not have any voting rights until converted into common stock. Deferred RSUs are converted into company common stock upon the expiration of 90 days following termination of board service.
DIRECTOR COMPENSATION FOR 2020
	Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
	Anne M. Busquet	103,500	100,000	7,910	211,410
	Robert M. Dutkowsky	94,500	100,000	5,933	200,433
	Anne Sutherland Fuchs	94,500	100,000	5,933	200,433
	Mary J. Steele Guilfoile	96,000	100,000	5,933	201,933
	S. Douglas Hutcheson	103,022	100,000	14,801	217,823
	Michael I. Roth	196,000	100,000	5,933	301,933
	Linda S. Sanford	108,000	100,000	5,933	213,933
	David L. Shedlarz	108,000	100,000	6,813	214,813
	Sheila A. Stamps	32,323	67,123	593	100,039
(1)
Each non-employee director receives an annual retainer of $75,000 ($18,750 per quarter). The Non-Executive Chairman receives an additional annual retainer of $100,000 ($25,000 per quarter). Each committee member receives the following annual retainer: $12,000 for Audit, $10,500 for Executive Compensation and $9,000 each for Finance and Governance. The committee chairmen receive an additional retainer of equal amounts for their respective committees.

(2)
Represents the grant date fair value of 33,784 restricted stock units granted on May 4, 2020. The number of restricted stock units was derived by dividing $100,000 by $2.96, the closing price on May 4, 2020 on the New York Stock Exchange. Neither restricted stock nor stock options were awarded to non-employee directors during 2020. See Note 20 “Stock-Based Compensation” in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for the valuation assumptions used in determining the fair value of equity grants. Since the company does not issue fractional shares, total shares issued to non-employee directors are determined by dividing $100,000 by the closing share price on May 4, 2020 and rounding to the nearest whole number.

(3)
During 2020, dividend equivalents were paid quarterly in cash to non-employee directors with respect to (a) the first quarter on the award of 33,784 restricted stock units granted in May 2019 and (b) the second, third and fourth quarter on the 17,301 restricted stock units granted in May 2020. In addition, with respect to Ms. Busquet and Messrs. Hutcheson and Shedlarz, dividend equivalents were paid with respect to the vested restricted stock units previously deferred. The company matches individual contributions by non-employee directors, dollar for dollar up to a maximum of $5,000 per board member per calendar year. The company did not pay any matches under this program in 2020.

CORPORATE GOVERNANCE
Relationships and Related-Person Transactions
The board of directors has a written “Policy on Approval and Ratification of Related-Person Transactions” which states that the Governance Committee is responsible for reviewing and approving any related person transactions between Pitney Bowes and its directors, nominees for director, executive officers, beneficial owners of more than five percent of any class of Pitney Bowes voting stock and their “immediate family members” as defined by the rules and regulations of the SEC (related persons).
Under the related-person transaction approval policy, any newly proposed transaction between Pitney Bowes and a related person must be submitted to the Governance Committee for approval if the amount involved in the transaction or series of transactions is greater than $120,000. Any related-person transactions that have not been pre-approved by the Governance Committee must be submitted for ratification as soon as they are identified. Ongoing related-person transactions are reviewed on an annual basis. The material facts of the transaction and the related person’s interest in the transaction must be disclosed to the Governance Committee. It is the expectation and policy of the board of directors that any related-person transactions will be at arms’ length and on terms that are fair to the company.
If the proposed transaction involves a related person who is a Pitney Bowes director or an immediate family member of a director, that director may not participate in the deliberations or vote regarding approval or ratification of the transaction but may be counted for the purposes of determining a quorum.
The following related-person transactions do not require approval by the Governance Committee:
1.
Any transaction with another company with which a related person’s only relationship is as an employee or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount invested does not exceed the greater of $1 million or two percent of that company’s consolidated gross revenues;

2.
A relationship with a firm, corporation or other entity that engages in a transaction with Pitney Bowes where the related person’s interest in the transaction arises only from his or her position as a director or limited partner of the other entity that is party to the transaction;

3.
Any charitable contribution by Pitney Bowes to a charitable organization where a related person is an officer, director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or two percent of the charitable organization’s consolidated gross revenues;

4.	Any transaction involving a related person where the rates or charges involved are determined by competitive bids; and
5.	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
The Governance Committee may delegate authority to approve related-person transactions to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any approval or ratification decisions to the Governance Committee at its next scheduled meeting.
Stanley J. Sutula, III, Former Executive Vice President and Chief Financial Officer, was an executive officer of the company in 2020. During 2020 his brother, Troy Sutula, held the position of Vice President, Parcel Operations Commerce Services. The value of Troy Sutula’s annual compensation is approximately $347,941 which includes equity awarded in 2020 with an approximate fair value of $22,100.
Compensation Committee Interlocks and Insider Participation
During 2020, there were no Executive Compensation Committee interlocks and no insider participation in Executive Compensation Committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended. The following individuals were members of the Executive Compensation Committee during 2020: Anne Busquet, Robert Dutkowsky, Anne Sutherland Fuchs, Linda Sanford and Sheila A. Stamps (upon her joining the board in September 2020).

CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Title of Class of Stock	Name of Beneficial Owner	Shares Deemed to be Beneficially Owned(1)(2)(3)(4)	Options Exercisable Within 60 days(4)	% of Class
Common	Anne M. Busquet	68,537	9,888	*
Common	Robert M. Dutkowsky	37,261	0	*
Common	Anne Sutherland Fuchs	74,114	0	*
Common	Mary J. Steele Guilfoile	27,513	0	*
Common	S. Douglas Hutcheson	62,921	48,665	*
Common	Michael I. Roth	95,660	0	*
Common	Linda S. Sanford	82,778	0	*
Common	David L. Shedlarz	79,897	4,403	*
Common	Sheila A. Stamps	0	0	*
Common	Marc B. Lautenbach(5)	4,152,140	3,899,654	2.3%
Common	Jason Dies(6)	417,599	311,831	*
Common	Gregg Zegras	151,342	111,178	*
Common	Daniel Goldstein(7)	561,268	492,014	*
Common	Joseph Catapano	36,578	3,463	*
Common	Stanley J. Sutula III	278,654	255,654	*
Common	All executive officers and directors as a group (19)	7,218,301	6,019,325	4.0%

*	Less than 1% of Pitney Bowes Inc. common stock.
(1)
These shares represent common stock beneficially owned as of March 1, 2021 and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter. To our knowledge, none of these shares are pledged as security. There were 173,630,774 shares of our common stock outstanding as of March 1, 2021.

(2)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.
(3)	Includes shares that are held indirectly through the Pitney Bowes 401(k) Plan.
(4)
The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of March 1, 2021 by exercising outstanding stock options or through the conversion of restricted stock units into securities. Amounts in this column are also included in the column “Shares Deemed to be Beneficially Owned.”

(5)
Mr. Lautenbach’s total includes four open market purchases of company stock using his personal funds: (i) 11,100 shares (approximately $100,122) made in May 2018 (ii) 4,739 shares (approximately $70,015) made in November 2016 (iii) 12,007 shares (approximately $250,000) made in October 2015 and (iv) 66,000 shares (approximately $1,000,000) made in May 2013.

(6)	Mr. Dies’ total includes one open market purchase of company stock using his personal funds: 3,600 shares (approximately $20,592) made in May 2019.
(7)
Mr. Goldstein’s total includes two open market purchases of company stock using his personal funds: (i) 1,670 shares (approximately $24,699) made in November 2016 and (ii) 1,850 shares (approximately $25,049) made in May 2012.

CORPORATE GOVERNANCE
Beneficial Ownership
The only persons or groups known to the company to be the beneficial owners of more than five percent of any class of the company’s voting securities are reflected in the chart below. The following information is based solely upon Schedules 13G and amendments thereto filed by the entities shown with the SEC as of the date appearing below.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock(1)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	25,330,336(2)	14.6%

The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	17,574,190(3)	10.2%

William H. Miller III Living Trust (the "Trust") One South Street, Suite 2550 Baltimore, MD 21202	9,715,860(4)	5.6%

(1)	There were 173,630,774 shares of our common stock outstanding as of March 1, 2021.
(2)
As of December 31, 2020 BlackRock, Inc. disclosed sole voting power with respect to 25,084,884 shares and sole dispositive power with respect to 25,330,336 shares. The Aggregate amount beneficially owned by each reporting person was 25,330,336 shares. The foregoing information is based on a Schedule 13G filed with the SEC on January 26, 2021.

(3)
As of December 31, 2020, The Vanguard Group, Inc. disclosed shared voting power of 261,899 shares, sole dispositive power of 17,168,778 shares and shared dispositive power of 405,412 shares. The Aggregate amount beneficially owned by each reporting person was 17,574,190 shares. The foregoing information is based on a Schedule 13G filed with the SEC on February 10, 2021.

(4)
As of December 31, 2020, William H. Miller III Living Trust (the "Trust") disclosed sole voting power of 8,325,000 shares, shared voting power of 1,390,860 shares, sole dispositive power of 8,325,000 shares and shared dispositive power of 1,390,860 shares. The Aggregate amount beneficially owned by each reporting person was 9,715,860 (the Trust owns 8,325,000 shares of common stock and is also deemed to be the beneficial owner of 1,390,860 shares of common stock owned by clients of Miller Value Partners, LLC, a registered investment adviser.). The foregoing information is based on a Schedule 13G filed with the SEC on February 16, 2021.

Proposal 1: Election of Directors
Director Qualifications
The board of directors believes that, as a whole, the board should include individuals with a diverse range of experience to give the board depth and breadth in the mix of skills represented for the board to oversee management on behalf of our stockholders. In addition, the board of directors believes that there are certain attributes that each director should possess, as described below. Therefore, the board of directors and the Governance Committee consider the qualifications of directors and nominees both individually and in the context of the overall composition of the board of directors.
The board of directors, with the assistance of the Governance Committee, is responsible for assembling appropriate experience and capabilities within its membership as a whole, including financial literacy and expertise needed for the Audit Committee as required by applicable law and the New York Stock Exchange listing standards. The Governance Committee is responsible for reviewing and revising, as needed, criteria for the selection of directors. It also reviews and updates, from time to time, the board candidate profile used in the context of a director search, in light of the current and anticipated needs of the company and the experience and talent then represented on the board of directors. The Governance Committee reviews the qualifications of director candidates in light of the criteria approved by the board of directors and recommends candidates to the board for election by the stockholders at the annual stockholders meeting.
The Governance Committee seeks to include individuals with a variety of occupational and personal backgrounds on the board of directors in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the board of directors in such areas as experience and geography, as well as race, gender, ethnicity and age.
The board believes all directors should demonstrate integrity and ethics, business acumen, sound judgment, and the ability to commit sufficient time and attention to the activities of the board of directors, as well as the absence of any conflicts with our interests.
In 2019, the Governance Committee identified additional skills relating to retail and client experience, experience in emerging technologies and logistics and shipping or financial services experience as skills that it is important for members of the board to collectively possess. The Governance Committee identified these additional skills as part of its periodic examination of the skills of the members of the board to align with the evolving company strategy:
•	Financial and capital markets experience for evaluation of financial statements and capital structure.
•	Financial services experience
•	International experience and experience with emerging markets to evaluate our global operations.
•	Experience in emerging technology, coupled with an in-depth understanding of our business and markets, to provide counsel and oversight with regard to our strategy.
•
Experience as a current or recent public company CEO to provide specific insight into developing, implementing and assessing our operating plan and business strategy and to bring expertise in operating a public company.

•	Other board experience at a publicly traded company to support the goals of transparency, accountability for management and the board, and protection of stockholder interests.
•	Experience in logistic/shipping to support our growth businesses.
•	Experience in commercial banking to support our growth businesses.
•	Retail and e-tail experience to bring to our Commerce Services business.
•	Small and medium business experience to bring understanding to our significant base of small and medium business clients in our SendTech Solutions business.
•	Transformation experience to help us assess opportunities to reposition certain of our businesses.
•	Diversity to bring different perspectives and experience to the board.
•	Product management/development experience to provide perspective on innovation. The Governance Committee has evaluated which of these skills each independent director brings to the board.

Proposal 1: Election of Directors
The graph below depicts the number of directors standing for election providing each of these skills to the board.

OTHER BOARD EXPERIENCE
9
INTERNATIONAL EXPERIENCE
9
TRANSFORMATION EXPERIENCE
9
PRODUCT MANAGEMENT/DEVELOPMENT EXPERIENCE
7
FINANCIAL SERVICES EXPERIENCE
7
EXPERIENCE IN EMERGING TECHNOLOGY
5
DIVERSITY
5
FINANCIAL AND CAPITAL MARKETS EXPERIENCE
5
SMB EXPERIENCE
4
LOGISTICS/SHIPPING EXPERIENCE
4
RETAIL AND E-TAIL EXPERIENCE
3
EXPERIENCE AS A CURRENT OR RECENT PUBLIC COMPANY CEO
3

When evaluating and recommending new candidates, the Governance Committee assesses the effectiveness of its criteria and considers whether there are any skill gaps that should be addressed and whether the candidates offer a range of skills to the board rather than a single one, as the board believes that a well-rounded individual would provide the most effective contributions to the board.
The board conducts a self-assessment of its effectiveness as well as each of its members annually. Each committee also conducts a self-assessment of its performance annually. The board also periodically hires an outside advisor to conduct an independent review of how the board functions and to provide feedback based on that review.
Each director brings experience and skills that complement those of the other directors. The board of directors believes that all the directors nominated for election are highly qualified, and have the attributes, skills and experience required for service on the board of directors. Additional information about each director, including biographical information, appears on the following pages.
Nominees for Election
Directors are elected to terms of one year. The board of directors currently has 10 members. Upon determining to fill an open board position, the board considers candidates submitted by outside independent recruiters, directors, members of management and others. Each of the nominees for election at the 2021 annual meeting of stockholders is a current board member and was selected by the board of directors as a nominee in accordance with the recommendation of the Governance Committee. If elected at the 2021 annual meeting of stockholders, each of the nominees would serve until the 2022 annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director’s death, resignation or removal.
Information about each nominee for director as of March 1, 2021, is set forth below.
Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced. At the annual meeting, proxies cannot be voted for more than the director nominees.

Proposal 1: Election of Directors
Vote Required; Recommendation of the Board of Directors
In accordance with our By-laws, in an uncontested election, a majority of the votes cast is required for the election of directors. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote. The board of directors Governance Principles provide that any nominee for director in this election who fails to receive a majority of votes cast in the affirmative must tender his or her resignation for consideration by the Governance Committee. The Governance Committee will recommend to the board of directors the action to be taken with respect to such offer of resignation. The board of directors will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.
The board of directors recommends that stockholders vote FOR the election of all the director nominees.

Nominees
Director since: 2007 Committees: Executive; Executive Compensation; Chair, Governance
Anne M. Busquet

Principal, AMB Advisors, LLC, an independent consulting firm, since 2006; former chief executive officer, IAC Local & Media Services, a division of IAC/Interactive Corp., an Internet commerce conglomerate, 2004 – 2006. (Also a director of Medical Transcription Billing Corp., InterContinental Hotels Group PLC until May 2021, and Elior Group. Formerly a director of Meetic S.A. and Blyth, Inc.)

Ms. Busquet, age 71, has experience as a senior public company executive, including as American Express Company Division President, leading global interactive services initiatives. As former chief executive officer of the Local and Media Services unit of InterActiveCorp, she has experience in electronic media, communications and marketing. In addition, Ms. Busquet brings to the board of directors her substantial operational experience, including in international markets, marketing channels, emerging technologies and services, and product development.

Proposal 1: Election of Directors
Director since: 2018 Committees: Executive Compensation; Governance
Robert M. (“Bob”) Dutkowsky

Former Executive Chairman, Tech Data, an American multinational distribution company specializing in IT products and services, June 2018 – June 2020 and served as chief executive officer, October 2006 – July 2018. Mr. Dutkowsky previously served on the board of United Way Suncoast, January 2016 – December 2020. Mr. Dutkowsky serves on the board of the Moffitt Research Committee, First Tee of Tampa Bay and the advisory board of the University of South Florida Business School. (Also a director of US Foods, Raymond James Financial and The Hershey Company).

Mr. Dutkowsky, age 66, has broad global business, industry and operational experiences, as Mr. Dutkowsky is skilled at viewing the technology industry from a variety of perspectives. The experiences and skills Mr. Dutkowsky developed as a senior executive at one of the leading technology companies in the world and as the chair and CEO of other technology and software businesses, allow Mr. Dutkowsky to provide value related to finance, management, operations and risk.

Director since: 2005 Committees: Executive Compensation; Governance
Anne Sutherland Fuchs

Consultant to private equity firms. Formerly group president, Growth Brands Division, Digital Ventures, a division of J. C. Penney Company, Inc., a retailer, November 2010 – April 2012; former chair of the Commission on Women’s Issues for New York City, 2002 – 2013. (Also a director of Gartner, Inc.)

Ms. Fuchs, age 73, has experience as a senior executive with operational responsibility within the media and marketing industries, as well as experience as global chief executive officer of a unit of LMVH Moet Hennessy Louis Vuitton. Her experience in the publishing industry includes senior level operational roles at Hearst, Conde Nast, Hachette and CBS. She possesses experience in product development, marketing and branding, international operations, as well as in human resources and executive compensation. Her experience in managing a number of well-known magazines contributes to her knowledge and understanding of businesses closely tied to the mailing industry. Her work for the City of New York has further informed her understanding of government operations and government partnerships with the private sector.

Director since: 2018 Committees: Audit; Finance
Mary J. Steele Guilfoile

Chairman, MG Advisors, Inc., a privately owned financial services merger and acquisitions advisory and consulting firm since 2002. From 2000 to 2002, Ms. Guilfoile was executive vice president and corporate treasurer at JPMorgan Chase & Co. and also served as chief administrative officer of its investment bank. Ms. Guilfoile is a former partner, CFO and COO of The Beacon Group, LLC, a private equity, strategic advisory and wealth management partnership, from 1996 through 2000. Ms. Guilfoile, a licensed CPA, continues as a partner of The Beacon Group, LP, a private investment group. (Also a director of The Interpublic Group of Companies, Inc., C.H. Robinson Worldwide and DUFRY AG. Formerly a director of Valley National Bancorp and Hudson Ltd.)

Ms. Guilfoile, age 66, brings knowledge and expertise as a financial industry executive and her training as a certified public accountant. Ms. Guilfoile brings to the board valuable experience and expertise in corporate governance, accounting, risk management and auditing.

Proposal 1: Election of Directors
Director since: 2012 Committees: Executive; Chair, Finance; Governance
S. Douglas Hutcheson

Executive Chairman, Kymeta Corporation, a privately held, world leading electronically steerable terminal manufacturer and provider of services for global connectivity since 2019. Mr. Hutcheson has served as a senior advisor of Technology, Media and Telecom for Searchlight Capital, a global private investment firm since 2015. Formerly chief executive officer of Laser, Inc., a privately held technology company (March 2014 – May 2017) and also former chief executive officer of Leap Wireless International, Inc., a provider of wireless services and devices through its subsidiary, Cricket Communications, Inc. (February 2005 – March 2014). (Also a director of InterDigital, Inc. Formerly a director of Leap Wireless International, Inc.)

Mr. Hutcheson, age 64, brings to the board of directors significant operational and financial expertise as an experienced former chief executive officer of a wireless communications company. His broad business background includes strategic planning and product and business development and marketing. His expertise in developing and executing successful wireless strategies is an asset to Pitney Bowes as more products and services are transitioned to the cloud. In addition, his experience as a public company chief executive contributes to his knowledge of corporate governance and public company matters.

Director since: 2012 Committees: Executive
Marc B. Lautenbach

President and Chief Executive Officer of Pitney Bowes Inc. since December 3, 2012. Formerly, managing partner, North America, Global Business Services, International Business Machines Corporation (IBM), a global technology services company, 2010 – 2012, and General Manager, IBM North America, 2005 – 2010. (Also a director of Campbell Soup Company.)

Mr. Lautenbach, age 59, as a former senior operating executive at a global technology services company, possesses substantial operational experience, including in technology services, software solutions, application development, and infrastructure management, as well as marketing, sales and product development. Mr. Lautenbach has extensive experience working with a breadth of client segments, including in the small and medium sized business segment and public and enterprise markets. He also has significant international experience.

Director since: 1995 Committees: Board Non-Executive Chair; Audit; Chair, Executive; Finance
Michael I. Roth

Executive Chairman and Retired Chief Executive Officer, The Interpublic Group of Companies, Inc., a global marketing communications and marketing services company. Mr. Roth served as CEO of IPG from 2005 - 2020, and became Executive Chairman of IPG January 2021. (Also a director of The Interpublic Group of Companies, Inc. Mr. Roth serves as a director of Ryman Hospitality Properties, Inc. until his term ends in May 2021, but is not seeking reelection to that board.)

Mr. Roth, age 75, has broad experience as the chief executive officer of a public company and as a member of other public company boards of directors, as well as previous experience as a certified public accountant and attorney. In addition to his experience as chief executive officer of The Interpublic Group of Companies, his experience includes service as the chief executive officer of The MONY Group Inc. prior to its acquisition by AXA Financial, Inc. He brings to the board of directors his deep financial expertise, and experience in business operations, capital markets, international markets, emerging technologies and services, marketing channels, corporate governance and executive compensation. Beginning with the term commencing in the spring 2021, Mr. Roth will be serving on two boards: the Pitney Bowes and IPG boards.

Proposal 1: Election of Directors

Director since: 2015 Committees: Audit; Executive; Chair, Executive Compensation
Linda S. Sanford

Retired Senior Vice President, Enterprise Transformation, International Business Machines Corporation (IBM), a global technology and services company, since December 31, 2014. Prior to her leadership role as senior vice president, enterprise transformation, which she held from January 2003 to December 31, 2014, Ms. Sanford was senior vice president & group executive, IBM Storage Systems Group. Ms. Sanford joined IBM in 1975. (Also a director of RELX Group, Consolidated Edison, Inc. and The Interpublic Group of Companies, Inc.).

Ms. Sanford, age 68, with extensive experience as a senior executive in a public global technology company, possesses a broad range of experience, including in technology, innovation and global operations. Ms. Sanford has significant expertise in business transformation, information technology infrastructure, and global process integration.

Director since: 2001 Committees: Chair, Audit; Executive; Finance
David L. Shedlarz

Retired Vice Chairman of Pfizer Inc., a pharmaceutical company. Formerly vice chairman of Pfizer Inc., 2005 – 2007; executive vice president and chief financial officer, 1999 – 2005, Pfizer Inc. (Also a director of Teladoc, Inc. and The Hershey Company. Formerly a director of Teachers Insurance and Annuity Association.)

Mr. Shedlarz, age 72, has broad experience as a former senior executive of a public company, experience as a former chief financial officer and as a member of other public company boards of directors. He possesses financial expertise, knowledge of business operations and capital markets, international markets, emerging technologies and services, customer communications and marketing channels, human resources and executive compensation, regulatory and government affairs, product development, and corporate governance.

Director since: 2020 Committees: Audit; Executive Compensation
Sheila A. Stamps

Former Commissioner and Audit Committee Chair for the board of the New York State Insurance Fund, since 2018. Prior thereto, Ms. Stamps held senior operating roles in both the private and public sector, including executive vice president, DBI LLC, a private mortgage investment company, 2011 - 2012; director of fixed income and cash management for the New York State Common Retirement Fund, 2008 - 2011; managing director and group head, financial institutions at Bank of America, 2003 - 2004; and managing director asset backed securitization and management committee member at Bank One London, 1997 - 2003. (Also a Director of Atlas Air Worldwide Holdings, Inc., CIT Group, Inc., and CIT Bank, N.A and Forest Road Acquisition Corp, a special purpose acquisition company).

Ms. Stamps, age 63, has broad strategic and financial experience. Her operating experience includes commercial banking and capital markets, small and medium sized businesses, risk management, and international markets. From her diverse board roles, she also brings experience in logistics, e-commerce, regulatory and government affairs, business transformation, and corporate governance.

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that is reviewed annually and was last amended in November 2016. The committee represents and assists the board of directors in overseeing the financial reporting process, the internal financial controls to comply with policies and procedures and the integrity of the company’s financial statements. The Audit Committee also has oversight of the information technology function and the cybersecurity, privacy and internal controls risks. The committee is responsible for the appointment, compensation and retention of the independent accountants, pre-approving the services they will perform, selecting the lead engagement partner, and for reviewing the performance of the independent accountants and the company’s internal audit function. The board of directors, in its business judgment, has determined that all five of the members of the committee are “independent,” as required by applicable listing standards of the New York Stock Exchange. Four of the five members of the committee have the requisite experience to be designated as an Audit Committee financial expert as defined by the rules of the Securities and Exchange Commission.

In the performance of its responsibilities, the committee has reviewed and discussed the audited financial statements with management and the independent accountants. The committee has also discussed with the independent accountants the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. Finally, the committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants their independence.

In determining whether to recommend that the stockholders ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as Pitney Bowes’ independent accountants for 2021, management and the committee, as they have done in prior years, engaged in a review of PwC. In that review, the committee considers the current historical performance and continued independence of PwC, its geographic presence compared to that of Pitney Bowes, its industry knowledge, the quality of the audit and its services, the audit approach and supporting technology, any Securities and Exchange Commission actions and other legal issues as well as PCAOB inspection reports. The committee prohibits certain types of services that are otherwise permissible under SEC rules. Pitney Bowes management prepares an annual assessment that includes an analysis of (1) the above criteria for PwC and the other “Big Four” accounting firms; (2) cost/benefit discussion on rotating auditors; (3) the incumbent firm’s tenure; (4) an assessment of whether firms outside of the “Big Four” should be considered; and (5) a detailed analysis of the PwC fees. In addition, PwC reviews with the committee its analysis of its independence. Based on the results of the review this year, the committee concluded that PwC is independent and that it is in the best interests of Pitney Bowes and its investors to appoint PwC, who have been independent accountants of the company since 1934, to serve as Pitney Bowes’ independent registered accounting firm for 2021.

Based upon the review of information received and discussions as described in this report, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission on February 19, 2021.

By the Audit Committee of the board of directors,

David L. Shedlarz, Chair Mary J. Steele Guilfoile Michael I. Roth Linda S. Sanford Sheila A. Stamps

Proposal 2: Ratification of the Audit Committee’s Appointment of the Independent Accountants for 2021
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent accountants for Pitney Bowes for 2021. Although not required by law, this matter is being submitted to the stockholders for ratification, as a matter of good corporate governance. If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the votes cast, the Audit
Committee intends to reconsider its appointment of PwC as its independent accountants. PwC has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PwC is expected to attend the annual meeting and to be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.
Principal Accountant Fees and Services
Aggregate fees billed for professional services rendered for the company by PwC for the years ended December 31, 2020 and 2019, were (in millions):
	2020	2019
Audit	$7.0	$7.3
Audit-Related	1.2	1.9
Tax	.1	.3
Total	$8.3	$9.5
Audit fees: The Audit fees for the years ended December 31, 2020 and 2019 were for services rendered for the audits of the consolidated financial statements and internal control over financial reporting of the company and selected subsidiaries, statutory audits, issuance of comfort letters, and consents. The decrease in audit fees in 2020 was a result of the reduction in statutory audits.
Audit-Related fees: The Audit-Related fees are for audit fees on divestitures and carve out audits, and SOC reports among others. The decrease in Audit-Related fees in 2020 was due mainly to a reduced level of PwC assistance in divestiture activities.
Tax fees: The Tax fees for the years ended December 31, 2020 and 2019 were for services related to tax compliance, including the preparation and/or review of tax returns and claims for refunds.
The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PwC. Specifically the committee’s policy requires pre-approval of the use of PwC for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; procedures required to meet certain regulatory requirements; assessment of and making recommendations for improvement in internal accounting controls and selected related advisory services. The Audit Committee delegates to its Chairman the authority to address requests for pre-approval services between Audit Committee meetings, if it is deemed necessary to commence the service before the next scheduled meeting of the Audit Committee. Such pre-approval decisions are discussed at the next scheduled meeting. The committee will not approve any service prohibited by regulation or for services which, in their opinion, may impair PwC’s independence. In each case, the committee’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and tax services which the company anticipates obtaining from PwC, and has required management to report the actual fees (versus budgeted fees) to the committee on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for audit services or within one of the other pre-approved categories described above must be pre-approved by the committee or its chair.
Vote Required; Recommendation of the Board of Directors
Ratification of the appointment of Pitney Bowes’ independent accountants requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.
The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent accountants for 2021.

Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation
In accordance with SEC rules, stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of our named executive officers (NEOs) as disclosed in this proxy statement.
This proposal, commonly known as a “Say-On-Pay” proposal, provides our stockholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our NEOs for fiscal year 2020 as described in the “Compensation Discussion and Analysis” (CD&A) beginning on page 33 of this proxy statement, as well as the “Summary Compensation Table” and other related compensation tables and narratives, on pages 56 through 67 of this proxy statement.
At the company’s annual meeting of stockholders in 2020, stockholders voted in favor of the company’s executive compensation by 87.8% of the votes cast.
The Executive Compensation Committee (Committee) and the board of directors believe that the compensation program described in the CD&A establishes effective incentives for the sustainable achievement of positive results without encouraging unnecessary or excessive risk-taking. Our compensation program appropriately aligns pay and performance incentives with stockholder interests and enables the company to attract and retain talented executives. The company and the Committee have reached out to stockholders to solicit their views on the company’s executive compensation structure.
As discussed in the CD&A, the Committee has structured our executive compensation program based on the following central principles:
(1)	Compensation should be tied to performance and long-term stockholder return and performance-based compensation should be a greater part of total compensation for more senior positions;
(2)	Compensation should reflect leadership position and responsibility;
(3)	Incentive compensation should reward both short-term and long-term performance;
(4)	Compensation levels should be sufficiently competitive to attract and retain talent; and
(5)	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes stockholders.
We believe our executive compensation program demonstrates a strong link between pay and performance in its design and exhibits strong pay governance practices.

Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation
Strong Pay for Performance and Governance Practices

•	89% of our CEO’s target total direct compensation, and 72% of target total direct compensation for the other NEOs, is variable, and is subject to financial performance metrics;
•	100% of the annual incentive and long-term stock unit grants are based on financial objectives;
•	No employment agreements with our executive officers;
•	One-year minimum vesting period for all long-term incentive compensation awards;
•	No tax gross-ups on Change-of-Control payments;
•	No special arrangements whereby extra years of prior service are credited under our pension plans;
•	No perquisites other than limited financial counseling and an executive physical examination benefit;
•	“Double-trigger” vesting provisions in our Change-of-Control arrangements;
•	A “claw back” policy that permits the company to recover incentives from senior executives whose misrepresentation or misconduct resulted in a significant restatement of financial results;
•	Prohibitions against pledging and hedging of our stock;
•	Executive stock ownership policy that aligns executives’ and directors’ interests with those of stockholders;
•	Separate roles of CEO and Chairman of the board of directors;
•	An annual risk assessment of our pay practices;
•	An annual stockholder advisory vote on executive compensation;
•	A direct line of communication between our stockholders and the board of directors;
•	Use of tally sheets to review each component of executive officer compensation;
•
Use of two independent third-party compensation surveys (Radford Global Technology Survey and Willis Towers Watson Regressed Compensation Report) in determining the competitiveness of executive compensation;

•	Use of an independent compensation consultant that advises the Committee directly on the company’s compensation structure and actions and performs no other services for the company;
•	Enhanced disclosure of performance targets; and
•	Investor outreach regarding governance and executive compensation in spring and fall of each year.

As we have done in prior years, we reached out to investors whose stockholdings represent 50% of the outstanding company shares in both the spring and fall of 2020 to give them an opportunity to share their views or questions concerning the matters covered in the proxy statement, including those relating to executive compensation and corporate governance generally. Over the past few years, the Committee has implemented features in the executive compensation program that directly related to comments received from the stockholders. For additional discussion, see page 37.
The CD&A, beginning on page 33 of this proxy statement, describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narratives on pages 56 through 67, which provide detailed information on the compensation of our NEOs.
We also invite stockholders to read our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 19, 2021, which describes our business and 2020 financial results in more detail.
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to indicate their support for our NEO compensation by voting FOR this advisory resolution at the 2021 annual meeting:
RESOLVED, that the stockholders of Pitney Bowes Inc. approve on a non-binding advisory basis the compensation of the company’s NEOs disclosed in the CD&A, the Summary Compensation Table and the related compensation tables, notes and narratives in this proxy statement for the company’s 2021 annual meeting of Stockholders.
This advisory resolution, commonly referred to as a “Say-On-Pay” resolution, is non-binding on the board of directors. Although non-binding, our board of directors and the Committee will carefully review and consider the voting results when making future decisions regarding our executive compensation program. The next “Say-on-Pay” advisory vote will occur at the 2022 annual meeting based on the recommended advisory vote on the frequency of future advisory votes on executive compensation.

Proposal 3: Non-binding Advisory Vote to Approve Executive Compensation
Vote Required; Recommendation of the Board of Directors
The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.
The board of directors recommends that stockholders vote FOR the approval of our executive compensation on an advisory basis.
Equity Compensation Plan Information

The following table provides information as of December 31, 2020 regarding the number of shares of common stock that may be issued under our equity compensation plans.
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders	12,814,365	$11.81	20,581,675
Equity compensation plans not approved by security holders	—	—	—
Total	12,814,365	$11.81	20,581,675(1)

(1) These shares are available for stock awards made under the Amended and Restated 2018 Stock Plan.
Report of the Executive Compensation Committee

The Executive Compensation Committee (“Committee”) of the board of directors (1) has reviewed and discussed with management the section beginning on page 33 entitled “Compensation Discussion and Analysis” (CD&A) and (2) based on that review and discussion, the Committee has recommended to the board of directors that the CD&A be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and this proxy statement.

By the Executive Compensation Committee of the board of directors,

Ms. Linda S. Sanford, Chair
Ms. Anne M. Busquet
Ms. Anne S. Fuchs
Mr. Robert M. Dutkowsky
Ms. Sheila A. Stamps

Compensation Discussion and Analysis
The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.
Executive Summary
Overview
This Compensation Discussion and Analysis (CD&A) section explains our compensation philosophy, summarizes the material components of our compensation programs and reviews compensation decisions made by the Executive Compensation Committee (Committee) and the independent board members. The Committee, comprised of only independent directors, makes all compensation decisions regarding executive officers including those identified as named executive officers (NEOs) below, other than the Chief Executive Officer (CEO). The independent board members, based on recommendations by the Committee, determine compensation actions impacting the CEO.
2020 Named Executive Officers
•	Marc B. Lautenbach, President and Chief Executive Officer
•	Jason Dies, Executive Vice President and President, Sending Technology Solutions
•	Gregg Zegras, Executive Vice President and President, Global Ecommerce
•	Daniel Goldstein, Executive Vice President, Chief Legal Officer and Corporate Secretary
•	Joseph Catapano, Interim Chief Financial Officer
•	Stanley J. Sutula III, former Executive Vice President and Chief Financial Officer
Effective November 6, 2020, Joseph Catapano, Vice President, Chief Accounting Officer was appointed to the role of Interim Chief Financial Officer following the resignation of Stanley J. Sutula III whose last day of work was November 6, 2020.
Effective January 29, 2021, Ana Maria Chadwick was elected Executive Vice President and Chief Financial Officer.

Compensation Discussion and Analysis
2020 Highlights
As with most companies, 2020 was a year unlike any other for Pitney Bowes due to the COVID-19 pandemic. In our response to the pandemic, we focused on protecting the health and well-being of our employees; ensuring that we remained strong financially during this unpredictable time; and coming out of the crisis a stronger company.
In 2020, we also made great strides on our transformation, as we achieved double digit revenue growth for the year, which represented the highest annual organic growth rate in over a decade. Significantly, approximately half of that revenue came from our new shipping businesses as compared to the legacy mailing businesses. The year represented an important milestone for the company, as we celebrated our 100th anniversary, as we were simultaneously seeing real progress in our transformation for the future.
Some of the key highlights from the year are summarized below. Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 19, 2021 describes our business and 2020 financial results in more detail. More detail on our efforts around Environmental, Social and Governance (ESG) can be found on pages 13 through 14 of this proxy statement.
2020 Business Performance Highlights1
•	Generated revenue of $3.6 billion, an increase of 11 percent, the fourth consecutive year of constant currency revenue growth, and the highest organic growth rate in over a decade
•	Reported adjusted earnings per diluted share of $.30. GAAP EPS was a loss of $1.06 which includes a non-cash goodwill impairment charge of $198 million, or $1.13 per share.
•	Delivered cash flow operations of $302 million and free cash flow of $283 million- just under $100 million more than 2019.
•	Stock price increased by 55.9% from beginning to end of 2020
•	Returned $34 million to shareholders through dividend payments
•	Reduced debt by $175 million
•	Shipping-related revenues comprised approximately 50 percent of company revenue
•	Global Ecommerce generated $1.6 billion in revenue, representing growth of 41 percent
•	Global Ecommerce processed approximately 222 million domestic parcels in the United States, for an increase of 74% over prior year
•	Presort Services processed a total of 16.7 billion pieces of mail
•
SendTech shipped 20,000 of the SendPro Mailstation device since introducing it in April. The device represents the latest extension of our SendPro line of internet connected sending devices that enable clients to use a single device for both shipping and mailing needs

Other Key Highlights of 2020
•
Protected our employees during the pandemic through multiple preventative measures, including providing personal protective equipment, adjusting operations to enable social distancing, conducting health screens, providing additional sick leave, and encouraging remote work for those who could do so

•	Managed ongoing liquidity and financial flexibility through cash preservation initiatives
•	Managed supply chain to ensure continuous flow of product and services to serve its clients
•	Maintained frequent communications with the board of directors regarding the impacts of the pandemic on operations and efforts to respond to the crisis
•	Named by Forbes to its annual lists of America’s Best Employers for Women and Best Employers for Diversity
•	Named to Newsweek’s List of Most Responsible Companies
•	Saw strong employee engagement, even in the midst of the pandemic, as evidenced through high participation rates and scores at levels similar to those of high performing companies
•	Achieved five-year target for carbon emission reduction (for 2015-2019) one year early
[1]
Some of the amounts in the CD&A portion of this proxy statement are shown on a non-GAAP basis. For a reconciliation and additional detail on the calculation of the financial results reported in this proxy statement, including those described above, please refer to page 54 “Non-GAAP Measures.”

Compensation Discussion and Analysis
CEO 2020 Compensation
The independent members of the board of directors did not make any changes to Mr. Lautenbach’s base pay, or to his short and long-term target amounts. The CEO’s long-term incentive mix for 2020 includes 60% Cash Incentive Units (CIUs), 20% performance-based Restricted Stock Units (RSUs), and 20% non-qualified Stock Options (NSOs), which is a change from the previous year’s long-term incentive mix of 60% Performance Stock Units (PSUs) and 40% performance-based RSUs. The shift from PSUs to CIUs conserved shares, limited dilution to stockholders, and enabled an ability to revert back to including NSOs in the CEO’s mix as in prior years.
The target compensation package of our CEO reflects Pitney Bowes’ performance-linked pay philosophy and is competitive when compared to our peer group and two third-party compensation survey reports (see description on competitive benchmarking of compensation on pages 48 to 51).
The following chart illustrates that 89% of the CEO’s pay is at risk based on company performance.

CEO Target and Actual Compensation. The chart below demonstrates how our compensation structure is strongly linked to company performance and shows that based on the company’s performance in 2020, compared to the target value, 98% of the CEO’s total potential compensation was realized as of February 2021. For this purpose, realized compensation includes base pay, annual incentive, value of performance-based RSUs vested, value of PSUs earned, and value of options vested.

CEO Target and Actual Compensation

$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$8,850
$8,640
$6,500
$6,526
$1,350
$1,108
$1,000
$1,006
Long Term Incentive
Annual Incentive
Base Salary
Target Compensation (1)
Actual Compensation (2)

$ in thousands

(1)
Target Compensation represents 2020 base salary, 2020 target annual incentive paid in March 2021, and: (i) the prorated grant date target value of the performance-based RSU awards that vested in February 2021 (ii) the grant date target value of the 2018-2020 PSU award that vested in February 2021, and (iii) the prorated grant date target value of the 2018 and 2020 stock option awards that vested in February 2021.

(2)
Actual Compensation represents 2020 base salary, 2020 actual annual incentive paid in March 2021, and: (i) the value realized upon vesting of the performance-based RSU awards in February 2021, (ii) the value of the 2018-2020 PSU award based on the final performance factor of 0.58 and (iii) the value of the prorated stock option awards that vested in February 2021.

Compensation Discussion and Analysis
Executive Compensation Program Structure
Compensation Philosophy
We link executive compensation to the performance of the company as a whole. We believe executives with higher levels of responsibility and a greater ability to influence enterprise results should receive a greater percentage of their compensation in the form of performance-based compensation. Compensation for our NEOs varies from year to year primarily based on achievement of enterprise-wide objectives and, in some instances, individual performance. We emphasize enterprise-wide performance, as compared to individual business unit performance, to break down any internal barriers that can arise in organizations that emphasize individual business unit performance. We believe our compensation structure encourages reasonable risk-taking but discourages excessive risk-taking.
Our executive compensation program is designed to recognize and reward outstanding achievement and to attract, retain, and motivate our leaders. Over the course of each year, we solicit feedback from our major stockholders regarding our executive compensation program, and management speaks individually to stockholders who wish to provide input. At the company’s annual meeting of stockholders in 2020, stockholders voted in favor of the company’s executive compensation by 87.8% of the votes cast.
Below is an overview of key aspects of our pay philosophy.
Overall Objectives	•	Compensation levels should be sufficiently competitive to attract and retain talent;

	•	Compensation should reflect leadership position and responsibility;

	•	Executive compensation should be linked to the performance of the company as a whole; and

	•	Compensation should motivate our executives to deliver our short and long-term business objectives and strategy.
Pay Mix Principles	•	Compensation should be tied to short-term performance and creation of long-term stockholder value and return;

	•	Performance-based compensation should be a significant portion of total compensation for executives with higher levels of responsibility and a greater ability to influence enterprise results; and

	•	Executives should own meaningful amounts of Pitney Bowes stock to align their interests with Pitney Bowes’ stockholders.
Pay for Performance	•	Incentive compensation should reward both short-term and long-term performance;

	•	A significant portion of our compensation should be variable based on performance; and

	•	The annual and long-term incentive components should be linked to operational outcomes, financial results or stock price performance.

Compensation Discussion and Analysis
Stockholder Engagement — Executive Compensation
Investor Outreach. It is our practice to contact many of our stockholders over the course of the year to seek their views on various governance topics and executive compensation matters. The key elements of our stockholder outreach program are (i) the corporate governance outreach program and (ii) the Annual Stockholders Meeting. Our comprehensive stockholder engagement program is supplemented by our year-round investor relations outreach program that includes post-earnings communications, one-on-one conferences, individual meetings and general availability to respond to investor inquiries. We also periodically engage proxy advisory firms for their viewpoints. The multifaceted nature of this program allows us to maintain meaningful engagement with a broad audience including large institutional investors, smaller to mid-size institutions, pension funds, advisory firms, and individual investors.
In the spring and again in the fall of 2020, we reached out to stockholders representing approximately 50% of outstanding company shares with the particular purpose of gaining their feedback on governance and compensation issues. We value the feedback we receive concerning the board’s leadership structure, governance practices, the company’s proxy statement, and emerging governance and executive compensation. With those stockholders who responded to our invitation in 2020, we discussed corporate governance practices, executive compensation policies and our approach to the board’s role in risk mitigation oversight, including its oversight of our cybersecurity efforts. We also discussed our approach to board composition and tenure, Human Capital Management, the use of discretion in connection with pay, and the company’s approach to Environmental, Social and Governance (“ESG”). Our investors generally have provided positive feedback on these topics.

Compensation Discussion and Analysis
Strong Compensation and Pay Governance Practices
We believe our executive compensation program demonstrates a strong link between pay and performance in its design and exhibits strong governance pay practices. The following lists the principal pay for performance and governance practices adopted by the board.
100% of annual incentive is tied to financial metrics	No individual supplemental executive retirement plans

100% of the long-term incentive is tied to financial metrics, growth in our share price, and relative shareholder value	No special arrangement crediting extra years of service in our benefit plans

Double trigger vesting in our change of control provisions	No tax gross-up in change of control payments

Significant stock ownership guidelines for senior executives and directors	No hedging, pledging, or short-term speculative trading of company stock

Enhanced disclosure of performance targets	No employment agreements with our executive officers

Independent compensation consultant performing no other services for the company	No stock option repricing, reloads, or exchanges

Claw back provisions in the event of financial restatement	No transferability of restricted securities

Annual stockholder advisory vote on executive compensation	No dividends on unvested stock awards

Significant portion of CEO pay at risk (89%)

Independent Chairman of board of directors

Annual risk-assessment of pay practices

Semi-annual stockholder outreach with direct line of communication with board of directors

One-year minimum vesting period for all long-term incentive compensation awards

Compensation Discussion and Analysis
Overview of Compensation Components
The Committee is responsible for determining the compensation for all NEOs, other than the CEO, and for recommending to the independent members of the board of directors each specific element of compensation for the CEO. The Committee considers recommendations from the CEO regarding the compensation of other NEOs. The independent board members are responsible for determining the CEO’s compensation. No member of the management team, including the CEO, has a role in determining his or her own compensation.
For each NEO, the Committee utilizes as a guideline, the market median of the competitive data based on companies with our approximate revenue size from the Willis Towers Watson Regressed Compensation Report and the Radford Global Technology Survey. The Committee considers this information to benchmark base salary, target cash compensation (base salary plus annual incentive), and target direct compensation (base salary plus annual incentive plus long-term incentive) so that they are sufficiently competitive for each position. We describe these two reports in more detail under “Assessing Competitive Practice” beginning on page 48 of this proxy statement. Market pay data is one decision point in effective pay management. Generally, in addition to market data, pay decisions consider other factors including the value of the individual in the job to the organization and relative to other jobs and performance risk and reward (factors such as skills, performance, tenure, and experience). As a result, pay for each executive could be positioned below, at or above the desired competitive guideline. For 2020, the target total cash compensation and target total direct compensation for Mr. Lautenbach were 104% and 117%, respectively, of the market median(1) for CEOs. Mr. Lautenbach’s target total cash compensation and target total direct compensation were 99% and 126% of the peer group median pay for CEOs, respectively. For the NEOs(2), the average target total cash compensation and target total direct compensation were 116% and 103%, respectively, of the market median(1) not including special awards.
(1)	Market median is the average of the median pay as reported in the Willis Towers Watson Regressed Compensation Report and the Radford Global Technology Survey.
(2)	This comparison excludes Mr. Sutula due to his departure and Mr. Catapano due to his status as Interim CFO.
The following table outlines the 2020 components of direct compensation for our NEOs and how they align with our compensation principles.
Pay Element	Key Characteristics		What it Rewards
Short-term Compensation
Base Salary	•	Fixed cash compensation	•	Performance of daily job duties
	•	Increases influenced by an executive’s individual performance and/or competitiveness to the market	•	Highly developed skills and abilities critical to the success of the company
Annual Incentive	•	Performance-based cash compensation primarily measured on achievement of enterprise-wide metrics	•	Achievement of pre-determined short-term objectives established in the first quarter of each year
	•	Individual performance may be considered in establishing an executive’s annual incentive opportunity
Long-term Incentives
Performance Stock Units	•	Performance-based equity compensation measured on enterprise-wide metrics	•	Achievement of pre-determined financial objectives:
• Established in the first quarter of each year within the three-year cycle for awards
• Modified by a Total Shareholder Return (TSR) compared to our peer group
Cash Incentive Units	•	Performance-based cash compensation measured on enterprise-wide metrics	•	Achievement of pre-determined financial objectives:
• Established in the first quarter of each year within the three-year cycle for awards
• Modified by a Total Shareholder Return (TSR) compared to our peer group

Compensation Discussion and Analysis
Pay Element	Key Characteristics		What it Rewards
Long-term Incentives (continued)
Performance-Based Restricted Stock Units	•	Performance-based equity compensation measured on a threshold financial target	•	Achievement of a pre-determined performance objective established at time of grant
		Note: Mr. Zegras and Mr. Catapano received time-based RSUs in 2020 prior to becoming executive officers	•	Company stock value
Nonqualified Stock Options	•	Performance-based equity compensation measured by company stock value	•	Company stock value must increase to realize any benefit
Periodic Off-cycle Long-term Awards	•	Depends on type of award granted	•	The Committee may also grant other long-term incentive awards in unique circumstances where needed for attracting, retaining or motivating executive talent
The company divides performance-based compensation into an annual performance component and a three-year performance component. It does so to incent management to strike an appropriate balance between the short and long-term growth of the company. The 2020 annual and long-term incentive plans reflect this balance and, in 2020, worked as designed to reflect the company’s performance.
We also provide other benefits for our NEOs. Please see “Other Indirect Compensation” on page 46 of this proxy statement.
2020 Compensation
Base Salary
Mr. Lautenbach’s base salary did not increase for 2020. Mr. Sutula and Mr. Dies received increases to their base salaries in 2020 as a result of the increased complexity of their roles and increased competitiveness in the market, particularly for companies experiencing transformation. Mr. Zegras received an increase to his base salary in 2020 as a result of his promotion and expanded responsibilities. The remaining NEOs received an annual increase in-line with our merit guidelines.
Annual Incentives
NEOs are eligible for annual incentives under the Key Employees Incentive Plan (KEIP) primarily for achieving challenging enterprise-wide financial objectives established at the beginning of each year. Individual performance and its impact on financial, strategic, unit or individual objectives may be considered. At the time of setting the financial objectives for the annual incentive plan, the Committee acknowledged the complexity and challenges around predicting the impact of COVID-19 on company performance. The Committee decided to approve the objectives at that time but recognized that it might need to utilize discretion to adjust based upon the COVID-19 impact on company performance.
The annual incentive plan is based 100% on the company’s financial performance, demonstrating our commitment to place rigor and objectivity in establishing and meeting our compensation goals. The following lists the financial objectives used under the annual incentive plan, along with the reasoning for each, which we believe effectively measure how well our business is performing on a short-term basis:
•
Adjusted Free Cash Flow (Adjusted FCF) - The ability to generate free cash flow on a short-term basis is important as it allows the company to manage its current financial needs and discretionary uses.

•	Adjusted Earnings Before Interest and Taxes (Adjusted EBIT) - This is an appropriate measure for annual incentive compensation because it excludes one-time and other unusual charges and benefits and more accurately reflects current underlying profitability and performance.
•	Revenue growth - This is an appropriate measure because it indicates whether our business is expanding.
Each of these metrics excludes the impact of certain special items, both positive and negative, which could mask the underlying trend or performance within a business. The adjustments for special items are made consistently year-to-year and are explained on page 54 in “Non-GAAP Measures.” Also, as explained further in section “Determining Compensation – The Decision Process” on page 47, short-term and long-term objectives are aligned with our publicly issued guidance, and those objectives remained unchanged despite the subsequent

Compensation Discussion and Analysis
withdrawal of the 2020 guidance as a result of the COVID-19 pandemic. Some objectives are lower than prior year objectives due to a combination of factors including the change in our business mix, acquisitions and divestitures, ongoing investment in Commerce Services, and external factors.
We apply a Strategic Modifier of up to ten percentage points in determining final compensation payouts. The Strategic Modifier is based on the achievement of enterprise strategic goals. Strategic goals are targets that are important to the successful operation of the enterprise above and beyond financial goals. The strategic goals for 2020 were (i) Voice of the Client, measured as Net Promoter Score (NPS), for which the data is collected through client surveys and (ii) High Performance Culture, measured from an annual employee survey. These important strategic goals are the foundation for our future business success and essential for positive financial results.
Funding of the 2020 Annual Incentive Pool and Actual Payout
The pandemic significantly impacted our financial results, and consequently our achievements against our annual incentive plan.
In 2020, the company significantly exceeded our maximum objective for Revenue Growth and achieved between threshold and target for the Adjusted FCF objective. Our success related to Revenue Growth was in part a function of the dramatic growth in demand for ecommerce delivery services due to the pandemic. At the same time, the added investments required to build the infrastructure to support the dramatic growth in shipping volumes, coupled with the additional labor and transportation costs resulting from increased demand for ecommerce delivery services and the additional costs resulting from adjusting operations to protect employees from the risks related to the pandemic, contributed to us falling below threshold for the Adjusted EBIT objective.
Based on performance against these pre-established financial objectives, without any adjustment to account for the impact of COVID-19, an annual incentive payout of 82.1% was awarded to the NEOs for FY2020, which includes a strategic modifier of 4.9 percentage points. Mr. Zegras transitioned from a commission plan to an annual incentive plan upon his promotion in July 2020, resulting in a combined payout of $620,619. Mr. Catapano’s annual incentive payout was increased by $38,854 based on his performance and additional contributions for the year as Interim CFO. Please see the Summary Compensation Table on page 56 for further details.
First, the Committee compared the 2020 performance against the financial targets as illustrated in the table below.
Financial Objectives(1)	Target Weighting	Threshold	Target	Maximum	Actual Result	Actual Payout as a % of Target

Adjusted Earnings Before Interest and Taxes(2)	33.33%	$288 million	$317 million	$341 million	$214 million	0%
Revenue Growth(2)	33.33%	(2.0)%	.25%	2.0%	10.8%	50%
Adjusted Free Cash Flow(2)	33.33%	$177 million	$211 million	$244 million	$198 million	27.2%
(1)
We set financial objective targets at the beginning of 2020 relative to overall guidance provided to stockholders and the financial community on a continuing operations basis excluding any nonrecurring items. Please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 55 of this proxy statement and “Treatment of Special Events” beginning on page 53 of this proxy statement. We believe that the 2020 financial objectives at each level (threshold, target and maximum) accurately balance the difficulty of attainment of the level with the related payout.

(2)
Adjusted EBIT, Revenue growth and Adjusted FCF are non-GAAP measures. For a reconciliation and additional information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 55 of this proxy statement.

Compensation Discussion and Analysis
The Committee, and independent board members with respect to the CEO, awarded 77.2% for the achievement of the financial objectives.
Next, the Committee assessed the predetermined goals for the 2020 strategic modifier, which included a focus on voice of the client and actions to build a high performance-client oriented culture throughout the organization.
•
With respect to the voice of the client goal, the focus is to close a gap to the top quartile benchmark. We measure our progress using Net Promoter Score (NPS), which is a universal client satisfaction metric.

•
With respect to the high-performance culture goal, the focus is to measure progress through improvement in employee engagement survey dimensions as compared to high performing companies. The high-performance culture goal includes the following dimensions: Sustainable Engagement, Client Focus, Teamwork, Innovation, and Diversity & Inclusion. These dimensions are measured from an employee survey developed in conjunction with the company’s outside consultant, Willis Towers Watson.

The Committee, and independent board members with respect to the CEO, added 4.9 percentage points for the Strategic Modifier.
When setting the financial objectives for the annual incentive plan, the Committee recognized the potential to utilize discretion to evaluate financial results, in light of the unknown COVID-19 impact on company performance. At the time of determining the payout, the Committee declined to utilize this discretion and based the payout solely on the formulaic annual incentive calculation set earlier in 2020.
Based on performance on pre-established financial objectives, an annual incentive payout of 82.1% was awarded to NEOs for FY2020. For detailed information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 55 of this proxy statement.
The following table compares the actual payouts in 2020 and 2019:
Annual Incentive	2020 Actual Payout Factor as a % of Target	2019 Actual Payout Factor as a % of Target	Total Multiplier Change 2020 vs. 2019
Financial Objectives	77.2%	57.4%
Strategic Modifier	4.9%	6.6%
Total Payout	82.1%	64.0%	18.1
Long-term Incentives
Similar to the approach taken with the annual incentive plan, at the time of setting the financial objectives for the long-term incentive plans, the Committee acknowledged the complexity and challenges around predicting the impact of COVID-19 on company performance. The Committee decided to approve the objectives at that time and agreed to consider discretion, if appropriate as needed at a later date.
Long-term incentives link the NEOs’ rewards to the company’s long-term financial performance and stock price. We also pay long-term incentives to be competitive in the markets in which we operate and to attract and retain high-performing executives.
In February 2020, the NEOs received a long-term incentive (LTI) mix of 60% CIUs, 20% performance-based RSUs, and 20% NSOs to align long-term incentives with long-term stockholder interests. At the time of the 2020 LTI grant and prior to becoming executive officers, Mr. Zegras and Mr. Catapano were eligible for an LTI mix of 70% time-based RSUs and 30% CIUs.
CIUs, which the Committee decided would be granted in place of PSUs beginning in 2020, have many of the same features as the previously granted PSUs, except that the CIUs are settled in cash instead of stock.
The 2020 equity based long-term incentive awards are subject to the Pitney Bowes Inc. 2018 Stock Plan and the 2,000,000 maximum number of shares that may be made to a single participant in any one calendar year. Reference page 58 for the Grants of Plan Based Awards table for further details on 2020 grants. Long-term incentive targets for the NEOs including the CEO remained the same except for Mr. Sutula and Mr. Dies, whose LTI targets increased to $2,300,000 and $1,300,000 respectively as a result of the increased complexity of their roles and increased competitiveness in the market, particularly for companies experiencing transformation.

Compensation Discussion and Analysis
Cash Incentive Units (CIUs)
Beginning in 2020, CIUs replaced PSUs in order to conserve shares and limit dilution from our equity compensation program. CIUs are long-term cash awards granted annually with three-year performance and vesting cycles. NEOs are awarded CIUs with payouts based on achieving challenging enterprise-wide financial objectives established at the beginning of each year of the three-year cycle. The results are aggregated at the end of the three-year performance period. If the threshold level of performance for the enterprise-wide financial objectives are not met for a calendar year, one-third of the award value will be forfeited.
The enterprise-wide objectives set by the Committee include two equally weighted financial objectives: Adjusted Earnings Per Share (Adjusted EPS) and Adjusted FCF. We believe both of these financial factors are important indicators of the company’s long-term viability and performance and thus are appropriate metrics upon which to base long-term incentive awards.
•	Adjusted EPS is an appropriate measure of long-term profitability as it excludes one-time and unusual charges and benefits.
•
Adjusted FCF provides resources to reposition and pursue new growth opportunities. While this metric is also utilized in our short-term one-year goal, we believe Adjusted FCF is important as well to the company’s long-term success, measured over a three-year period.

The Committee generally sets the financial targets taking into account the guidance we provide to stockholders and the investment community on a continuing operations basis excluding nonrecurring items. Despite the subsequent withdrawal of the 2020 guidance due to the COVID-19 pandemic, the objectives remained unchanged. For additional detail please reference section “Determining Compensation – The Decision Process” on page 47. Some objectives are lower than prior year objectives due to a combination of factors including the change in our business mix, acquisitions and divestitures, ongoing investment in Commerce Services, and external factors. Financial targets may be revised for special items such as to adjust for discontinued operations. For additional information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 55 of this proxy statement and “Treatment of Special Events” beginning on page 53 of this proxy statement. Our long-term financial targets take into account budgeted levels of share repurchases. The Committee sets the objectives with the appropriate level of difficulty and stretch for each grant.
The Committee modifies the resulting earned unit value by up to +/- 25% based on our cumulative three-year TSR as ranked against the cumulative three-year TSR of companies within our peer group linking pay-out to our relative TSR. If TSR is negative for the cumulative three-year period, there is not a positive application of the TSR modifier. Based on relative performance versus our peer group over the cumulative three-year period, the TSR modifier is applied as shown below:
PBI rank vs. Peer Group (percentile)	Modifier
> 75th %	+25%
> 70th to 75th %	+20%
> 65th to 70th %	+15%
> 60th to 65th %	+10%
> 55th to 60th %	+5%
> 45th to 55th %	+0%
> 40th to 45th %	–5%
> 35th to 40th %	–10%
> 30th to 35th %	–15%
25th to 30th %	–20%
Below 25th %	–25%
The number of units vesting at the end of the cycle can range from 0 to 200% of the initial number granted based on achievement of the Committee approved financial goals and application of the cumulative three-year TSR modifier. The Committee also can employ discretion in determining the vesting percentage to reflect more accurately the company’s overall performance.

Compensation Discussion and Analysis
Performance-Based Restricted Stock Units
An annual grant of performance-based RSUs was made during the first quarter of the year. While performance-based RSUs continue to support the executives’ long-term outlook, they also act as a significant retention tool.
2020 performance-based RSUs will not vest unless the company achieves a threshold target of $72,122,000 adjusted income from continuing operations, excluding certain special events in 2020 (see “Treatment of Special Events” beginning on page 53 of this proxy statement). Actual 2020 adjusted income from continuing operations, excluding certain special events, was $72,834,000 which exceeded the threshold target.
In 2020, performance-based RSUs comprise 20% of a NEO’s long-term incentive awards, with the exception of Mr. Catapano and Mr. Zegras. The 2020 award vests in three equal installments if the executive is still employed on the installment vesting date. If the adjusted income from continuing operations target had not been achieved, the performance-based RSUs granted in 2020 would have been forfeited.
Mr. Catapano and Mr. Zegras were appointed to their respective positions after the 2020 LTI grant. They were awarded time-based RSUs, that vest in three equal installments, if the executive is still employed on the installment vesting date.
Nonqualified Stock Options
An annual grant of NSOs was made during the first quarter of the year constituting 20% of a NEO’s long-term incentive award with the exception of Mr. Zegras and Mr. Catapano. On February 4, 2020, the NEOs were awarded an annual grant of NSOs to purchase common stock of the company under the 2018 Stock Plan at an exercise price of $3.98 per share, the closing price of our common stock on the day of grant. These NSOs have a ten-year exercise period and will vest and become exercisable in equal installments over three years commencing on the first anniversary after the date of grant, subject to continued service through each such vesting date.
Performance Stock Units and Cash Incentive Units Objectives, Metrics and Funding for the completed 2018-2020 grant cycle
The 2018-2020 PSU/CIU cycles utilized annual financial targets (Adjusted EPS and Adjusted FCF) set at the beginning of each calendar year within the three-year cycle, results of which are aggregated at the end of the three-year performance period. For the 2018 – 2020 PSU/CIU cycles, the unit multiplier at target is 100%. The PSU/CIU multiplier range is based upon the achievement of the pre-determined financial objectives described above, each weighted at 50%. Additionally, final results are modified by a cumulative three-year TSR modifier of up to plus or minus 25% based on relative performance compared with proxy peers. If TSR is negative for the cumulative three-year period, there is not a positive application of the TSR modifier. The number of units vesting at the end of the cycle can range from 0 to 200% of the initial number granted based on achievement of the Committee approved financial goals and application of the cumulative three-year TSR modifier. Based on relative performance versus our peer group over the cumulative three-year period, the TSR modifier is applied as shown on page 43.
Throughout the three-year period ending with 2020, the company continued to invest in our long-term success. With the purpose of creating a streamlined and focused global technology company, we have divested multiple businesses, and invested in our facilities, platforms, systems, products, brand, and talent to reduce the complexities of shipping and mailing for our clients, achieve operational excellence, and leverage economies of scale and experience.
In 2020, because the pandemic significantly impacted our financial results, it also impacted the 2020 component of the 2018 – 2020 PSU/CIU cycle. In 2020, while the company achieved between threshold and target for the Adjusted FCF objective, given our investments to set up the infrastructure to support our growth in shipping volumes, we incurred significant costs that contributed to us falling below threshold for the Adjusted EPS objective.
The table below shows the financial targets, each weighted at 50%, and the levels of achievement relating to the 2018-2020 PSUs/CIUs.
2018-2020 Adjusted Earnings Per Share (Adjusted EPS)(1)	Threshold	Target	Maximum	Actual Result	Metric Payout Value	TSR Modifier	Performance Multiplier

2018	$1.10	$1.20	$1.30	$1.16	0.13
2019	$0.69	$0.81	$0.91	$0.76	0.12
2020	$.53	$.65	$.75	$0.35	0.00

Compensation Discussion and Analysis
2018-2020 Adjusted Free Cash Flow (Adjusted FCF)(1)	Threshold	Target	Maximum	Actual Result	Metric Payout Value	TSR Modifier	Performance Multiplier

2018	$230 million	$248 million	$289 million	$239 million	0.12
2019	$127 million	$161 million	$189 million	$156 million	0.15
2020	$177 million	$211 million	$244 million	$198 million	0.13
Total					0.65	-10%	0.58
(1)
Adjusted EPS and Adjusted FCF are non-GAAP measures. For a reconciliation and additional information, please see “Reconciliation of Reported Consolidated Results to Adjusted Measures” on page 55 of this proxy statement and “Treatment of Special Events” beginning on page 53 of this proxy statement. The 2019 and 2020 financial targets for the 2018-2020 PSUs/CIUs are the same used for the completed years in the 2019-2021 PSU/CIUs and 2020-2022 CIU performance periods.

The following is an illustration of the 2018-2020 PSU/CIU payout.
2018-2020 Performance Stock Unit & Cash Incentive Unit Vesting Multiplier

The amounts above include the impact of the TSR modifier. The sum of the metrics may not exactly equal the total due to rounding.
For additional detail on the calculation of the financial metrics described above, please refer to page 54 “Non-GAAP Measures” and corresponding table.
When setting the financial objectives for the 2020 component of the PSU/CIU cycles, the Committee recognized the potential to utilize discretion to evaluate financial results, in light of the unknown COVID-19 impact on company performance. However, at the time of determining the payout, the Committee declined to utilize its discretion and based the payout on the previously set formulaic calculation without any adjustment for the impact of COVID-19.
Based on the 2018-2020 PSU/CIU performance multiplier of 0.58 per unit, the table below displays the number of PSUs/CIUs vested in February 2020 for the listed NEOs. Mr. Sutula III forfeited his PSUs as a result of his resignation from the company and, therefore, is not included in the table below.
Executive	Target PSUs Awarded	Target CIUs Awarded	Performance Multiplier	Units Vested
Marc B. Lautenbach	308,544	n/a	0.58	178,956
Jason Dies	47,468	n/a	0.58	27,531
Gregg Zegras	n/a	93,750	0.58	54,375
Daniel Goldstein	32,041	n/a	0.58	18,584
Joseph Catapano	n/a	54,750	0.58	31,755

Compensation Discussion and Analysis
The following tables compare the actual payouts in 2020 and 2019:
Long-Term Incentive	2020 Actual Unit Multiplier Value (2018 – 2020 PSU/CIU cycle)	2019 Actual Unit Multiplier Value (2017 – 2019 PSU cycle)	Total Multiplier Change 2020 vs. 2019
Adjusted Earnings per Share	0.25	0.22
Adjusted Free Cash Flow	0.40	0.25
TSR Modifier	-0.07	-0.12
Total Multiplier/Payout Value	0.58	0.35	0.23
Periodic Off-Cycle Awards
In special circumstances, the Committee, or in the case of the CEO, the independent members of the board of directors, may determine that it is appropriate to make additional cash and long-term incentive awards to executives during the course of the year. These awards are in addition to the annual short and long-term incentive awards.
In 2019, Mr. Zegras received a one-time retention award of $250,000, payable in cash, half of which was paid in February 2020 with the remaining half paid in February 2021. In 2020, prior to his appointment of Interim Chief Financial Officer, Mr. Catapano received a one-time retention award of $250,000, payable in cash, half of which was paid in February 2020 and the other half paid in February 2021. As a result of his additional responsibilities in a particularly challenging time given the pandemic and his vital role to the company as Interim CFO, he received a one-time cash retention award of $200,000, payable in December 2022. For additional information, please see the Summary Compensation Table on page 56.
Other Indirect Compensation
Retirement Compensation
In the United States, retirement benefits include:
•
Qualified and nonqualified restoration 401(k) plans with company matching contributions up to 4% of eligible compensation and 2% company core contributions. Participants become eligible for the company matching and company core contributions after one year of employment with the company.

•
Qualified and nonqualified restoration pension plans for employees hired prior to January 1, 2005. Accruals under these plans were frozen at the end of 2014. Mr. Goldstein and Mr. Catapano are the only NEOs that qualify for this benefit.

Nonqualified plans are unfunded obligations of the company subject to claims by our creditors. Nonqualified restoration plans (pension and 401(k)) are based on the same formulas as are used under the broad-based qualified plans and make up for benefits that would have been provided under the qualified plans except for limitations imposed by the Internal Revenue Code of 1986, as amended. Restoration plans are available to a select group of management or highly compensated employees, including the NEOs.
An individual account under the 401(k) Restoration Plan:
•	is adjusted on the basis of notional investment returns of publicly-available mutual fund investments offered under the qualified 401(k) plan; and
•	does not receive any above-market earnings.
The Pension Restoration Plan applies the same standard actuarial rules as are applied under the qualified Pension Plan.
For additional information, please see the narrative accompanying the “Pension Benefits as of December 31, 2020” table on page 62 and the narrative accompanying the “Nonqualified Deferred Compensation for 2020” table beginning on page 63 of this proxy statement.
Other Benefits
Other benefits include:
•
Nonqualified Deferred Incentive Savings Plan (DISP) which provides certain executives the ability to voluntarily defer in a tax efficient manner pay-outs of annual cash incentives and base pay into a nonqualified deferred compensation plan.

•
Certain executives with performance or time-based RSUs and PSUs who are subject to the executive stock ownership policy, may voluntarily elect to defer settlement of their awards until termination or retirement. Executives who choose deferral receive dividend equivalents after the award vests which are also deferred.

•	Relocation assistance for executives asked to move to a new work location facilitates the placement of the right person in the job and aids in developing talent.
•	Limited perquisites, consisting of financial counseling (to assist with tax compliance, investments, legal and estate matters), executive physicals and spousal travel.

Compensation Discussion and Analysis
Process for Determining Named Executive Officer Compensation
Committee
The Committee is responsible for reviewing the performance of and approving compensation awarded to our executive officers, other than the CEO. The independent board members, with the input of the Committee, (i) set individual base pay, target compensation, and performance targets annually for the CEO, (ii) review his performance, (iii) determine his compensation pay-outs by comparing actual performance against the established objectives and approve the TSR modifier. In addition, the Committee, and the independent board members with respect to the CEO, may exercise discretion in its sole determination. The Committee works closely with its independent consultant, Pay Governance LLC, and management to examine various pay and performance matters throughout the year.
Independent Compensation Consultant
The Committee retains Pay Governance as its independent compensation consultant and considers advice and information provided by Pay Governance in determining the compensation paid to NEOs and making its recommendation to the independent members of the board for CEO pay. The consultant regularly attends the Committee meetings and advises on a range of matters, including peer group composition, plan design, and competitive pay practices. The consultant does not perform other services for the company. We incurred $118,304 in fees for Pay Governance for services performed for the Committee during 2020. The Committee considered the following six factors and determined there was no conflict in the engagement of Pay Governance and that Pay Governance is independent: (i) the provision of other services to the company by Pay Governance; (ii) the amount of fees received from the company by Pay Governance, as a percentage of the total revenue of Pay Governance; (iii) the policies and procedures of Pay Governance that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Pay Governance consultant with a member of the Committee; (v) any company stock owned by the Pay Governance consultants; and (vi) any business or personal relationship of the Pay Governance consultant or Pay Governance with any of the company’s executive officers.
The Committee annually reviews the performance of Pay Governance and has the sole authority to hire and terminate its consultant.
The Committee also reviews independence factors applicable to other consultants, including, outside law firms and Willis Towers Watson, management’s compensation consultant.
Determining Compensation—The Decision Process

At the beginning of each year, our CEO, in consultation with senior management, recommends to the Committee financial objectives for the annual and long-term incentive plans based on the financial objectives set by the board of directors and in light of guidance provided to the investment community. The Committee and the independent directors review the recommendations of management particularly with respect to the appropriateness and rigor of the objectives and approve the final annual and long-term objectives.

Compensation Discussion and Analysis
After reviewing benchmarking and other data, as more fully discussed in section “Assessing Competitive Practice” below, our CEO and Executive Vice President and Chief Human Resources Officer recommend compensation target levels for base, annual, long-term incentive, as well as total direct compensation in the aggregate for executive officers, including the NEOs, other than the CEO. The Committee reviews management’s recommendations and determines the appropriate financial objectives, base salary and the target levels of annual and long-term incentive compensation. The Committee also recommends for approval by the independent board members the base salary and annual and long-term incentive target levels for the CEO. Generally, at this time, the Committee also approves any changes to the compensation program for the coming year.
At the end of each year, each NEO completes a written self-assessment of his or her performance against his or her objectives. The CEO evaluates the performance of his executive officer direct reports and recommends incentive compensation actions other than for himself to the Committee. The Committee recommends to the independent board members an individual performance assessment for the CEO. The Committee reviews the financial accomplishments of the company, taking into account predetermined objectives for the preceding year, and determines actual base salary increases as well as the annual and long-term incentive compensation for the NEOs and recommends for approval by the independent board members the compensation for the CEO. The actual payout levels for annual incentive compensation are based upon the company’s performance against the predetermined financial objectives and other criteria, as discussed in further detail under “Annual Incentives” beginning on page 40. With respect to long-term incentive compensation, the Committee determines payout levels based on pre-determined financial objectives, and to the extent applicable, a relative TSR modifier, as discussed in further detail under “Long-term Incentives” beginning on page 42 of this proxy statement.
To assist in this process, the Committee also reviews tally sheets prepared by the Human Resources department to evaluate the individual components and the total mix of current and historical compensation. These tally sheets aid the Committee in analyzing the individual compensation components as well as the compensation mix and weighting of the components within the total compensation package.
To evaluate whether each NEO’s compensation package is competitive with the marketplace, the Committee, and with respect to the CEO, the independent board members, also review each executive’s total direct compensation against market data during the benchmarking process as more fully described in “Assessing Competitive Practice” below. Based on the structure of our current management team, the Committee and the board strive to ensure that the relationship between the compensation paid to the CEO and the second highest paid NEO are within acceptable market norms, subject to the considerations listed in the section below, such as performance, contributions to the company, and unique skillsets and experiences.
Assessing Competitive Practice
To evaluate whether Pitney Bowes’ executive compensation is competitive in the marketplace, the Committee annually compares each executive’s total direct compensation (base salary, annual incentive and long-term incentives) against two independent reports, the 2020 Willis Towers Watson Regressed Compensation Report (Willis Towers Watson Report) and the 2020 Radford Global Technology Survey Report (Radford Report) with a view towards determining the optimal mix and level of compensation. The Committee then reviews the targets and actual payouts against publicly available data from our peer group to evaluate ongoing compensation opportunity and competitiveness. Finally, the Committee’s independent compensation consultant reviews the data presented to the Committee, before the Committee establishes the target total direct compensation structure. The Committee sets compensation targets assuming achievement of specific incentive award performance objectives at target.
The Willis Towers Watson data is regressed for corporate revenue of approximately $4.0 billion for corporate leaders and actual regressed revenue for business unit leaders for the business units they lead. The Willis Towers Watson Report is a sub-section of the US Compensation Data Bank General Industry Executive Database. The Radford Report is regressed for corporate revenue of approximately $3.0 - $5.0 billion for corporate leaders and bases its analysis on applicable revenue ranges as they pertain to various roles. The Radford Report is derived from a database of survey results from high-tech companies. The Committee believes these reports assist the Committee in determining market competitiveness of executive officer compensation against external benchmarks.

Compensation Discussion and Analysis
This market data provides important reference points for the Committee but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. Use of comparative industry data and outside surveys only serves to indicate to the Committee whether those decisions are in line with industry in general and our peer group in particular. The Committee believes that the comparative industry data used from the Willis Towers Watson Report, the Radford Report and the peer group are consistent with our compensation philosophy. In addition, compensation targets and individual pay levels may vary from the median for various reasons, including:
•	the value of the total rewards package;
•	program design and strategic considerations;
•	affordability;
•	changing competitive conditions;
•	program transition considerations;
•	the definition and scope of the executive’s role;
•	the executive’s individual contributions to the company;
•	unique skill sets presented by the employee; and
•	succession or retention considerations.
In addition, the Committee asks Pay Governance to analyze the appropriateness of the company’s short and long-term compensation program design. The Committee and the board also consider the burn rate with respect to the equity awards when deciding how much of the total direct compensation package should be composed of equity-based awards. Burn rate is the total equity awarded in a fiscal year divided by the total weighted average common shares outstanding for the year. Our three-year average burn rate for the time period from 2018 to 2020 is approximately 3.68%.
Next, the Committee annually reviews our relative performance, compensation targets and actual payouts against the relative performance and compensation of the peer group.
Based on this rigorous review, the Committee has determined that the Pitney Bowes total compensation package for 2020 is appropriate and competitive considering all the factors outlined above.

Compensation Discussion and Analysis
Peer Group
In 2019, the Committee reviewed the composition of the peer group and approved changes effective as of January 1, 2020 for the purposes of benchmarking NEO peer median pay levels, conducting pay practice reviews, and measuring TSR if included in future award designs. We made these changes as a result of the ongoing transformation of the company as well as the sale of the Software business. The peer group was last modified in 2017. We do not have a single completely overlapping competitor due to the unique mix of our business, however, we use a peer group of companies similar in size and/or complexity to benchmark our executive compensation.
Our current peer group consists of companies with revenues between $758 million and $14.8 billion, and market capitalization between $161 million and $87.7 billion. Xerox Corporation, Fiserv, Inc., and Fidelity National Information Services, Inc. remain in our peer group despite the revenue size difference because the Committee considers them reasonable peers based on similar business models, transformational models or competing talent pools. At the same time, the most recent additions to our peer group have either revenue or market cap levels that are primarily lower than Pitney Bowes to balance the overall group.
Following its evaluation of the peer group, the Committee determined that four companies would be eliminated, while another four would be added.
The Committee eliminated the following companies from the peer group as a result of the Software Solutions divestiture and resulting change in our business model:
•	NetApp, Inc.
•	Teradata Corp.
•	Unisys Corp.
•	EchoStar Corp.
The Committee added the following companies to provide greater industry focus to the peer group. These companies align with our continued growth in ecommerce and logistics/shipping services:
•	ACCO Brands Corporation
•	Stamps.com Inc.
•	Echo Global Logistics, Inc.
•	Hub Group, Inc.
The peer group for the 2018-2020 PSU cycle TSR calculation remains as constituted before the changes outlined above.
Pay Governance and the Committee designed our peer group so the Committee could analyze compensation packages, including compensation mix and other benefits, within the competitive market to attract and retain the talent and skill required to lead our business. This peer group consists of industrial, technology, and consumer discretionary companies. When evaluating the appropriateness of the peer group, the Committee considered factors such as revenue, market capitalization, and complexity of the business to ensure a reasonable balance in terms of company size and an adequate number of peers. The Committee also considered any feedback received from stockholders.

Compensation Discussion and Analysis

Peer Group as of December 31, 2020(1)
Company Name	12/31/2020 Revenue ($ millions)	12/31/2020 Market Capitalization ($ millions)	Total Stockholder Return
			1-Year	3-Year	5-Year

ACCO Brands Corporation	$1,655	$798	-6%	-9%	+5%
Alliance Data Systems Corporation	$4,521	$3,677	-33%	-33%	-22%
Deluxe Corporation	$1,791	$1,223	-39%	-25%	-9%
Diebold, Incorporated	$3,902	$828	+1%	-13%	-18%
Echo Global Logistics, Inc.	$2,512	$714	+30%	-1%	+6%
Fidelity National Information Services, Inc.	$12,552	$87,777	+3%	+16%	+20%
Fiserv, Inc.	$14,852	$76,336	-2%	+20%	+20%
Hub Group, Inc.	$3,496	$1,947	+11%	+6%	+12%
NCR Corporation	$6,207	$4,843	+7%	+3%	+9%
R.R. Donnelley & Sons Company	$6,276	$161	-42%	-35%	-33%
Rockwell Automation Inc.	$6,330	$29,137	+26%	+11%	+22%
Stamps.com Inc.	$758	$3,578	135%	1.4%	12%
The Western Union Company	$4,835	$9,020	-15%	+9%	+8%
Xerox Corporation	$7,022	$4,601	-34%	-3%	0%
25th Percentile	$2,758	$927	-28%	-12%	-7%
Median	$4,678	$3,627	-.3%	0%	+7%
75th Percentile	$6,316	$7,976	+10%	+8%	+12%
Pitney Bowes Inc.	$3,554	$1,066	+61%	-13%	-17%
PBI Percentile Rank	32%	28%	95%	23%	16%
Source: S&P Capital I.Q.
(1)
Peer group as of December 31, 2020 used for benchmarking NEO peer median pay levels and conducting pay practice reviews. The calculation of the 2018-2020 TSR modifier excludes ACCO Brands Corporation, Stamps.com Inc., Echo Global Logistics, Inc., and Hub Group, Inc.

Compensation Discussion and Analysis
Other Policies and Guidelines
Claw Back Policy
The company’s executive compensation programs include a “claw back” feature, allowing the board of directors to adjust, recoup or require the forfeiture of any awards made or paid under the Stock Plan or the Key Employees Incentive Plan (KEIP) under the following circumstances:
•
to any executive officer, including NEOs, in the event of any financial restatement due to a misrepresentation of the financial statements of the company. This applies to vesting or to payments made or paid during the 36-month period prior to the financial restatement; or

•
to any employee, including NEOs, whom the board of directors reasonably believes engaged in gross misconduct or breached any provisions in their Proprietary Interest Protection Agreement, which generally provides for confidentiality, and non-competition and non-solicitation of employees and customers for one year following termination of employment.

No Agreements with Executives
We have not entered into fixed term employment agreements with any of our NEOs, including the CEO. Therefore, such officers are “at will” employees.
No Pledging, Hedging and Other Short-term Speculative Trading
We have policies prohibiting both the pledging and hedging of our stock. Neither the board of directors nor management-level employees may pledge or transfer for value Pitney Bowes securities, engage in short-term speculative (“in and out”) trading in Pitney Bowes securities, or participate in hedging and other derivative transactions, including short sales, “put” or “call” options, swaps, collars or similar derivative transactions, with respect to Pitney Bowes securities (other than transactions in employee stock options).
Executive Stock Ownership Policy
We maintain an executive stock ownership policy that encourages executives to think as owners and to own substantial amounts of company stock to more closely align our key executives’ interests with the long-term interests of our stockholders.
The chart below illustrates the policy ownership requirements:
Title	Stock Ownership as a Multiple of Base Salary
Chief Executive Officer	5X
Other Executive Officers	2X
All Other Covered Executives	1X
Only shares owned outright, shares held in a trust and shares owned under a deferred compensation arrangement are counted toward the ownership requirement. Unvested shares and unexercised NSOs do not count toward the ownership requirement.
Executive officers are expected to reach these ownership levels within five years. Until they reach ownership levels, executive officers are required to retain all or a portion of the net after tax shares acquired upon vesting of equity awards.
Beginning with performance or time-based RSUs and PSU awards made in February 2015, executives who are required to own certain levels of company stock under the executive stock ownership policy may elect to defer the settlement of their awards upon vesting until the executives terminate employment or retire. Executives who choose to defer in this manner receive dividend equivalents once the awards vest, which are also deferred as vested RSUs.
The Committee reviews executive stock ownership annually to make sure it is in line with the policy’s objectives.
Change of Control
We believe that the cash payments and benefit levels provided to our executives following a Change of Control transaction are consistent with current market practice for companies of our size. Our Change of Control arrangements are intended to encourage those executives most closely connected to a potential Change of Control to act more objectively, and therefore, in the best interests of our stockholders, despite the fact that such a

Compensation Discussion and Analysis
transaction could result in the executives’ termination. Our Change of Control protections also encourage executives to remain with the company until the completion of the transaction to enable a successful transition. Payments of equity awards and Change of Control severance occur only when an employee is terminated without cause or when an employee voluntarily terminates for good reason (such as a reduction in position, pay or other constructive termination event) within two years following a Change of Control (a “double trigger” payment mechanism). The Change of Control, by itself, does not cause severance payments or accelerated vesting of equity awards.
The company does not gross up our executives for any excise tax imposed on Change of Control payments.
A Change of Control is defined as (i) an acquisition of 30% or more of our common stock, or 30% or more of the combined voting power of our voting securities by an individual, entity or group, (ii) replacement of a majority of the board of directors other than as approved by the incumbent board, (iii) as a result of a reorganization, merger, consolidation or sale, more than 50% of our common stock and voting power changes hands, or (iv) approval by stockholders of a liquidation or dissolution of the company.
Our Change of Control arrangements fit into our overall compensation objectives because they are aligned with our goal of providing a compensation package sufficiently competitive to attract and retain talent and aligned with stockholder interests. With the double trigger payment mechanism applicable to both equity and cash awards and the lack of any gross-up, we believe the Change of Control arrangements are market leading from a corporate governance perspective.
Tax and Accounting
We believe the primary consideration in executive compensation is that it be linked to company performance with criteria that incentivize behavior driving future company success. However, compensation paid to a person who is or was a NEO after 2016 is not deductible to the extent such amounts exceed $1 million in any one year, with certain exceptions. As a result, although we consider the tax consequences of compensation to be provided to our NEOs, we anticipate that there will be times when a portion of the compensation will not be deductible, but that this compensation will still be appropriate to pay.
We value NSOs based upon the Black-Scholes valuation method.
We value PSU awards using a Monte-Carlo simulation.
In determining the number of PSUs and performance and time-based RSUs to be awarded in the mix of long-term incentives for 2020, we valued these awards based upon the closing price of our common stock on the grant date. In reporting the value in the Summary Compensation Table, we discounted the value for non-payment of dividends during the vesting period.
For additional information on the accounting treatment for stock-based awards, see Note 1 and Note 20 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
Treatment of Special Events
In determining performance goals and evaluating performance results, the Committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation plans should be specific and objective. However, the Committee recognizes that interpretation of the application of pre-determined metrics to results may be necessary from time to time to better reflect the operating performance of the company’s business segments and consider certain one-time or unusual events as the Committee believes it to be a fairer measure to remove the impact of certain events that may distort, either positively or negatively, the actual performance of management. In determining financial performance results, actual results have been adjusted to exclude discontinued operations, a goodwill impairment charge, the loss on debt extinguishment, restructuring charges, the tax impact from exiting company owned life insurance policies and the gain from the sale of an equity investment. The determination of IFCO has further been adjusted for COVID-19 related expenses, impact of increased tariffs and the net insurance proceeds and incremental costs resulting from the October 2019 malware attack. Refer to the Reconciliation of Reported Consolidated Results to Adjusted Measures (Unaudited) Table on page 55 for additional detail.

Compensation Discussion and Analysis

Non-GAAP Measures

The company’s financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in setting and measuring compensation targets, we use certain non-GAAP measures, such as adjusted Revenue Growth, Adjusted Income from Continuing Operations, Adjusted Earnings Before Interest and Taxes (Adjusted EBIT), Adjusted Earnings Per Share (Adjusted EPS) and Adjusted Free Cash Flow (Adjusted FCF).

Adjusted Income from Continuing Operations, Adjusted EBIT, and Adjusted EPS exclude the impact of items like discontinued operations, restructuring charges, gains, losses and costs related to acquisitions and dispositions, asset impairment charges, goodwill impairment charges and other unusual or one-time items. While these are actual company income and expenses, they can mask underlying trends associated with the business. Such items are often inconsistent in amount and frequency and as such, the non-GAAP measures provide investors greater insight into the underlying operating trends of the business.

Revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. This comparison provides investors a better understanding of the underlying revenue performance.

Free Cash Flow and Adjusted Free Cash Flow provides investors insight into the amount of cash that management could have available for other discretionary uses. Free Cash Flow adjusts GAAP cash flows from operations for cash flows of discontinued operations, capital expenditures, restructuring payments, changes in customer deposits held at the Pitney Bowes Bank, and other special items. Adjusted Free Cash Flow excludes from Free Cash Flow the impact of customer deposits held at the Pitney Bowes Bank and finance receivables.

Non-GAAP measures should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definitions of these non-GAAP measures may differ from similarly titled measures used by other companies.

Compensation Discussion and Analysis
Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Measures
(Unaudited)
(Dollars in thousands, except per share data)	2020
GAAP diluted loss per share	$(1.06)
Diluted earnings per share - discontinued operations	(0.06)
Restructuring charges and asset impairments, net	0.09
Goodwill impairment	1.13
Tax on surrender of company owned life insurance policies	0.07
Loss on extinguishment of debt	0.16
Adjusted diluted earnings per share(1)	$0.35

GAAP net cash provided by operating activities	$301,972
Net cash used in operating activities - discontinued operations	37,912
Capital expenditures	(104,987)
Restructuring payments	20,014
Changes in customer deposits at PB Bank	26,082
Transaction costs paid	2,117
Free cash flow	283,110
Changes in customer deposits at PB Bank	(26,082)
Net finance receivables	(70,505)
Net proceeds from sale of equity investment	11,908
Adjusted free cash flow	$198,431

Reported revenue growth	10.9%
Impacts of foreign currency	(0.1%)
Impact of ransomware attack	—
Adjusted revenue growth	10.8%

GAAP net loss	$(181,544)
Income from discontinued operations, net of tax	(10,115)
Restructuring charges and asset impairments	15,641
Goodwill impairment	196,600
Gain on sale of equity investment	(8,943)
Tax on surrender of company owned life insurance policies	12,229
Loss on extinguishment of debt	27,777
Transaction costs	487
Adjusted net income	52,132
Interest expense, net	153,915
Provision for income taxes, as adjusted	7,537
Adjusted earnings before interest and taxes	$213,584

GAAP net loss	$(181,544)
Income from discontinued operations, net of tax	(10,115)
Goodwill impairment	196,600
Tax on surrender of company owned life insurance policies	12,229
Loss on extinguishment of debt	27,777
Net insurance proceeds from malware attack	(9,800)
Impact of tariffs	7,600
COVID - incremental credit loss reserve	12,800
COVID - incremental costs	17,287
Adjusted IFCO for performance RSU purposes	$72,834
(1)	The sum of the earnings per share amounts may not equal the totals due to rounding.

Executive Compensation Tables and Related Narrative
The following Summary Compensation Table shows all compensation earned by or paid to Marc Lautenbach, Jason Dies, Gregg Zegras, Daniel Goldstein, Joseph Catapano, and Stanley Sutula III. The compensation shown below was paid for services performed during or with respect to 2020, 2019, and 2018. The Summary Compensation Table includes amounts earned and deferred during the periods covered under the Deferred Incentive Savings Plan.
The Grants of Plan-Based Awards in 2020 table on page 58 provides additional information regarding grants made during 2020 to the NEOs.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)(7)

Marc B. Lautenbach President and Chief Executive Officer	2020	1,005,769	—	1,172,612	1,300,000	1,108,350	—	126,629	4,713,361
	2019	1,000,000	—	6,226,209	—	864,000	—	138,970	8,229,179
	2018	991,667	—	4,793,750	1,300,000	869,400	—	102,122	8,056,938
Jason Dies Executive Vice President and President, Sending Technology Solutions	2020	738,569	—	234,524	260,000	492,600	—	57,694	1,783,387
	2019	646,210	—	769,393	200,001	335,591	—	81,502	2,032,698
	2018	571,023	—	737,500	200,000	309,120	—	42,434	1,860,077
Gregg Zegras Executive Vice President and President Global Ecommerce	2020	510,725	125,000	189,423	—	674,993	—	64,572	1,564,713
Daniel J. Goldstein Executive Vice President, Chief Legal Officer and Corporate Secretary	2020	563,514	—	135,300	150,000	276,894	51,185	50,722	1,227,615
	2019	549,285	—	577,045	150,000	281,617	50,329	46,087	1,654,363
Joseph Catapano Interim Chief Financial Officer	2020	340,510	125,000	92,184	—	210,692	33,279	53,646	855,312
Stanley J. Sutula III Former Executive Vice President and Chief Financial Officer	2020	625,161	—	414,925	460,000	—	—	74,590	1,574,676
	2019	643,667	—	1,538,786	400,000	332,800	—	72,024	2,987,277
	2018	610,000	—	1,106,250	300,000	315,302	—	59,506	2,391,058
(1)	Mr. Zegras (in 2019) and Mr. Catapano (in 2020) were each awarded a one-time cash retention bonus of $250,000, 50% of which was paid in February 2020 and the remaining was paid in February 2021.
(2)
This column includes the value of stock awarded to NEOs during 2020, 2019 and 2018 based upon its grant date fair value, as determined under SEC guidance. Performance-based RSUs were granted to the NEOs in 2020 other than to Mr. Zegras and Mr. Catapano who received time-based RSUs. Details regarding the grants of performance and time-based RSUs can be found in the “Grants of Plan-Based Awards in 2020” table and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2020 Fiscal Year-End” table. See page 44 in “Performance-Based Restricted Stock Units” for additional information on performance and time-based RSUs. See Note 1 and 20 of the Consolidated Financial Statement included in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 regarding assumptions underlying valuation of equity awards.

(3)
This column includes the value of NSOs awarded to NEOs during 2020, 2019 and 2018 based upon its grant date fair value, as determined under SEC guidance. NSOs were granted to the NEOs other than Mr. Zegras and Mr. Catapano. Details regarding the grants of NSOs can be found in the “Grants of Plan-Based Awards in 2020” table and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2020 Fiscal Year-End” table. See page 44 in “Nonqualified Stock Options” for additional information on NSOs. See Note 1 and 20 of the Consolidated Financial Statement included in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 regarding assumptions underlying valuation of equity awards.

(4)
This column includes annual incentive compensation earned in 2020, 2019 and 2018 for Mr. Lautenbach, Mr. Dies and Mr. Sutula. The 2020 annual incentive award payout amounts in this column are as follows: for Mr. Lautenbach, annual incentive of $1,108,350; for Mr. Dies, annual incentive of $492,600. These awards were based on the achievement of financial objectives and continued employment through December 31, 2020. Mr. Sutula did not receive an annual incentive award for 2020 due to his departure from the company on November 6, 2020.

This column includes annual incentive compensation earned in 2020 and 2019 for Mr. Goldstein. The 2020 annual incentive award payout amount for Mr. Goldstein is an annual incentive of $276,894. These awards were based on the achievement of financial objectives and continued employment through December 31, 2020.
This column includes annual incentive compensation earned in 2020 for Mr. Zegras and Mr. Catapano. This column also includes CIU payouts earned over the 2018-2020 award cycle and is subject to the maximum that may be awarded to a single participant in any one calendar year. Mr. Zegras's annual incentive award accounts for 7 months of sales plan payments earned prior to his promotion plus five months of annual incentive earned after his promotion. The 2020 annual incentive and CIU award payout amounts in this column are as follows: Mr. Zegras’s

Executive Compensation Tables and Related Narrative
sales plan payment of $464,673, annual incentive of $155,945, and CIU of $54,375 and for Mr. Catapano, annual incentive of $178,937 (including $38,854 in additional payout based on his contribution as Interim CFO) and CIU of $31,755. These awards were based on the achievement of financial objectives and continued employment through December 31, 2020.
When considering all elements of the table above, the majority of compensation for the NEOs is at-risk and is earned based on company and executive performance against pre-determined financial objectives.
(5)
This column shows the change in the actuarial present value of the accumulated pension benefit applicable to all eligible employees during 2020 and 2019. Mr. Goldstein and Mr. Catapano are the only pension eligible NEOs and are fully vested in their pension benefit. Both the qualified Pension Plan and nonqualified Pension Restoration Plan were frozen to all participants on December 31, 2014.

(6)	Amounts shown for 2020 include all other compensation received by the NEOs that is not reported elsewhere.
For Mr. Lautenbach, 2020 includes: company match of $11,400 and 2% core contribution of $5,700 to the Pitney Bowes 401(k) Plan, company match of $62,006 and 2% core contribution of $31,003 to the Pitney Bowes 401(k) Restoration Plan earned in 2020, financial counseling of $13,885, the company’s actual cost of spousal travel of $1,374 and group term life insurance provided by the company in excess of $50,000.
For Mr. Dies, 2020 includes: company match of $11,400 and 2% core contribution of $5,700 to the Pitney Bowes 401(k) Plan, company match of $8,100 and 2% core contribution of $15,264 to the Pitney Bowes 401(k) Restoration Plan earned in 2020, financial counseling of $13,885, executive physical of $2,400, and group term life insurance premium provided by the company in excess of $50,000.
For Mr. Goldstein, 2020 includes: company match of $11,400 and 2% core contribution of $5,700 to the Pitney Bowes 401(k) Plan, company match of $14,600 and 2% core contribution of $10,813 to the Pitney Bowes 401(k) Restoration Plan earned in 2020, financial counseling of $7,500, and the company's actual cost for group term life insurance premium provided by the company in excess of $50,000.
For Mr. Zegras, 2020 includes: company match of $11,400 and 2% core contribution of $5,700 to the Pitney Bowes 401(k) Plan, company match of $14,600 and 2% core contribution of $18,294 to the Pitney Bowes 401(k) Restoration Plan earned in 2020, financial counseling of $13,885 and group term life insurance provided by the company in excess of $50,000.
For Mr. Catapano, 2020 includes: company match of $11,400 and 2% core contribution of $5,700 to the Pitney Bowes 401(k) Plan, company match of $13,221 and 2% core contribution of $6,610 to the Pitney Bowes 401(k) Restoration Plan earned in 2020, financial counseling of $13,885, executive physical of $2,400, and group term life insurance premium provided by the company in excess of $50,000.
For Mr. Sutula III, 2020 includes: company match of $11,400 and 2% core contribution of $5,700 to the Pitney Bowes 401(k) Plan, company match of $26,918 and 2% core contribution of $13,459 to the Pitney Bowes 401(k) Restoration Plan earned in 2020, financial counseling of $13,885, executive physical of $2,400, and the company's actual cost for group term life insurance premium provided by the company in excess of $50,000.
(7)
Under SEC disclosure rules, stock awards are required to be included in the Summary Compensation Table in the year granted, while CIU awards are included at the end of the performance period when actually paid. When we issued the 2020 long term compensation award, we replaced PSU’s with CIU’s. This means that Stock Awards and Total Compensation appear lower for 2020 when compared to 2019, because the CIU’s will not be included in the Summary Compensation Table until actually paid. This difference, which results from different disclosure rules on timing for different kinds of awards and not on their value, should normalize over time.

Executive Compensation Tables and Related Narrative
GRANTS OF PLAN-BASED AWARDS IN 2020

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(1) ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc B. Lautenbach
(Annual Incentive)(2)		225,000	1,350,000	5,000,000
(Cash Incentive Units)(3)	2/4/2020	257,400	3,900,000	15,000,000
(Performance-based RSUs)(4)	2/4/2020					326,633					1,172,612
(Nonqualified Stock Options)(5)	2/4/2020								1,287,129	$3.98	1,300,000
Jason Dies
(Annual Incentive)(2)		100,000	600,000	5,000,000
(Cash Incentive Units)(3)	2/4/2020	51,480	780,000	15,000,000
(Performance-based RSUs)(4)	2/4/2020					65,327					234,524
(Nonqualified Stock Options)(5)	2/4/2020								257,426	$3.98	260,000
Gregg Zegras
(Annual Incentive)(2)		43,805	432,896	5,000,000
(Cash Incentive Units)(3)	2/4/2020	5,940	90,000	15,000,000
(Time-based RSUs)(6)	2/4/2020							52,764			189,423
Daniel J. Goldstein
(Annual Incentive)(2)		56,211	337,265	5,000,000
(Cash Incentive Units)(3)	2/4/2020	29,700	450,000	15,000,000
(Performance-based RSUs)(4)	2/4/2020					37,688					135,300
(Nonqualified Stock Options)(5)	2/4/2020								148,515	$3.98	150,000
Joseph Catapano
(Annual Incentive)(2)		28,438	170,625	5,000,000
(Cash Incentive Units)(3)	2/4/2020	2,891	43,800	15,000,000
(Time-based RSUs)(6)	2/4/2020							25,678			92,184
Stanley J. Sutula III
(Annual Incentive)(2)		100,000	600,000	5,000,000
(Cash Incentive Units)(3)	2/4/2020	91,080	1,380,000	15,000,000
(Performance-based RSUs)(4)	2/4/2020					115,578					414,925
(Nonqualified Stock Options)(5)	2/4/2020								455,446	$3.98	460,000
The Grants of Plan-Based awards table captures the potential threshold, target and maximum award payouts for annual incentive, cash incentive units, performance-based RSUs, time-based RSUs, and the grant date fair value of NSO awards.
(1)
The amounts in this column represent the grant date fair values of performance and time-based RSUs and NSO awards. The fair values are calculated in accordance with SEC guidance and reflect an adjustment for the exclusion of dividend equivalents during the vesting period. Performance and time-based RSUs and NSOs, which vest pro-rata over three years, have a fair value of $3.59 and $1.01, respectively.

(2)
Values in this row represent the range in payout for the 2020 annual incentive award. The maximum payouts a named executive officer could receive for annual incentive awards under the KEIP is $5,000,000. The Committee applies negative discretion to reduce the annual awards such that individual payments are in line with enterprise, business unit and/or individual performance.

(3)
Values in this row represent the range in payout for the 2020-2022 CIU cycle. The maximum payouts a NEO could receive for long-term incentive awards under the KEIP is $15,000,000. The Committee may apply negative discretion to reduce long-term awards such that payments are in line with enterprise performance. The target value of each CIU is $1.00.

(4)
Performance-based RSUs were granted based on the actual closing price of $3.98 on the February 4, 2020 grant date. The closing price is utilized to determine the number of performance-based RSUs to be awarded to NEOs. The performance metric tied to adjusted income from continuing operations was met as of December 31, 2020, however, the award remains subject to forfeiture over the remaining vesting period. This award will vest on a pro-rata basis over a three-year period ending February 14, 2023.

(5)
These NSOs have an exercise price equal to the closing price of the company’s common stock on the February 4, 2020 grant date. Based on these terms, the exercise price is $3.98. The Black-Scholes value for each NSO granted on the February 4, 2020 grant date was $1.01. See Note 1 and 20 of the Consolidated Financial Statement included in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 regarding assumptions underlying valuation of equity awards.

(6)
Time-based RSUs were granted based on the actual closing price of $3.98 on the February 4, 2020 grant date. The closing price is utilized to determine the number of time-based RSUs to be awarded. This award will vest on a pro-rata basis over a three-year period ending February 14, 2023.

Executive Compensation Tables and Related Narrative
OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END
The following table provides information on the current holdings of NSOs and stock awards by the NEOs. This table includes unexercised or unvested NSO awards, unvested performance and time-based RSUs and PSUs. Each equity grant is shown separately for each NEO. The vesting schedule for each outstanding award is shown following this table (1). For additional information about the NSOs and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis on page 42.
Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Marc B. Lautenbach	12/3/2012	100,000	0	13.386	12/3/2022	—	—	—	—
	12/3/2012	200,000	0	15.132	12/3/2022	—	—	—	—
	12/3/2012	300,000	0	16.878	12/3/2022	—	—	—	—
	2/11/2013	400,000	0	22.160	12/2/2022	—	—	—	—
	2/8/2016	388,693	0	16.820	2/7/2026	—	—	—	—
	2/6/2017	550,000	0	13.160	2/5/2027	—	—	—	—
	2/5/2018	350,877	175,439	12.640	2/4/2028	—	—	—	—
	2/5/2018	—	—	—	—	34,283	211,183	—	—
	2/5/2018	—	—	—	—	—	—	178,956	1,102,366
	2/5/2019	—	—	—	—	262,626	1,617,776	—	—
	2/5/2019	—	—	—	—	—	—	390,000	2,402,400
	2/4/2020	0	1,287,129	3.980	2/3/2030	—	—	—	—
	2/4/2020	—	—	—	—	326,633	2,012,059	—	—
Jason Dies	2/8/2016	17,668	0	16.820	2/7/2026	—	—	—	—
	2/6/2017	54,688	0	13.160	2/5/2027	—	—	—	—
	2/5/2018	53,981	26,991	12.640	2/4/2028	—	—	—	—
	2/5/2018	—	—	—	—	5,274	32,488	—	—
	2/5/2018	—	—	—	—	—	—	27,531	169,594
	2/5/2019	33,501	67,002	6.600	2/4/2029	—	—	—	—
	2/5/2019	—	—	—	—	20,202	124,444	—	—
	2/5/2019	—	—	—	—	—	—	60,000	369,600
	2/4/2020	0	257,426	3.980	2/3/2030	—	—	—	—
	2/4/2020	—	—	—	—	65,327	402,414	—	—
Gregg Zegras	2/8/2016	8,834	0	16.820	2/7/2026	—	—	—	—
	2/6/2017	27,344	0	13.160	2/5/2027	—	—	—	—
	2/5/2018	—	—	—	—	5,769	35,537	—	—
	12/26/2018	0	75,000	5.990	12/25/2028	—	—	—	—
	2/5/2019	—	—	—	—	17,677	108,890	—	—
	2/4/2020	—	—	—	—	52,764	325,026	—	—
Daniel J. Goldstein	2/14/2011	28,350	0	26.070	2/13/2021	—	—	—	—
	2/14/2011	11,505	0	26.070	2/13/2021	—	—	—	—
	2/8/2016	47,703	0	16.820	2/7/2026	—	—	—	—
	2/6/2017	67,500	0	13.160	2/5/2027	—	—	—	—
	2/5/2018	36,437	18,219	12.640	2/4/2028	—	—	—	—
	2/5/2018	—	—	—	—	3,560	21,930	—	—
	2/5/2018	—	—	—	—	—	—	18,584	114,476
	2/5/2019	25,126	50,251	6.600	2/4/2029	—	—	—	—
	2/5/2019	—	—	—	—	15,151	93,330	—	—
	2/5/2019	—	—	—	—	—	—	45,000	277,201
	2/4/2020	0	148,515	3.980	2/3/2030	—	—	—	—
	2/4/2020	—	—	—	—	37,688	232,158	—	—
Joseph Catapano	2/14/2011	3,486	0	26.070	2/13/2021	—	—	—	—
	2/8/2016	3,463	0	16.820	2/7/2026	—	—	—	—
	2/5/2018	—	—	—	—	3,369	20,753	—	—
	2/5/2018	—	—	—	—	7,911	48,732	—	—
	2/5/2019	—	—	—	—	10,323	63,590	—	—
	2/4/2020	—	—	—	—	25,678	158,176	—	—
Stanley J. Sutula III	2/6/2017	150,000	0	13.160	2/4/2021	—	—	—	—
	2/6/2017	150,000	0	13.160	2/4/2021	—	—	—	—
	2/5/2018	80,971	0	12.640	2/4/2021	—	—	—	—
	2/5/2019	67,002	0	6.600	2/4/2021	—	—	—	—

Executive Compensation Tables and Related Narrative
(1)	NSOs and Stock Awards Vesting Schedule
Grant Date	Award Type	Name of Executive	Vesting Schedule
2/5/2018	NQSO	Lautenbach, Dies, Goldstein	Three year vesting; one-third remains unvested; one-third vests on February 9, 2021
2/5/2018	Performance- based RSU / Time-based RSU	Lautenbach, Dies, Goldstein, Zegras, Catapano	Three year vesting; one-third remains unvested; one-third vests on February 9, 2021
2/5/2018	Time-based RSU	Catapano	Three year cliff vesting; 100% vests on February 9, 2021
2/5/2018	PSU	Lautenbach, Dies, Goldstein	Three year cliff vesting; 100% vests on February 9, 2021
12/26/2018	NQSO	Zegras	100% vests on February 9, 2021
2/5/2019	NQSO	Dies, Goldstein	Three year vesting; two-thirds remain unvested; one-third vests on February 9, 2021 and one-third vests on February 8, 2022
2/5/2019	Performance- based RSU / Time-based RSU	Lautenbach, Dies, Goldstein, Zegras, Catapano	Three year vesting; two-thirds remain unvested; one-third vests on February 9, 2021 and one-third vests on February 8, 2022
2/5/2019	PSU	Lautenbach, Dies, Goldstein	Three year cliff vesting; 100% vests on February 8, 2022
2/4/2020	NQSO	Lautenbach, Dies, Goldstein	Three year vesting; 100% remain unvested; one-third vests on February 9, 2021, one-third vests on February 8, 2022, and one-third vests on February 14, 2023
2/4/2020	Performance- based RSU / Time-based RSU	Lautenbach, Dies, Goldstein, Zegras, Catapano	Three year vesting; 100% remain unvested; one-third vests on February 9, 2021, one-third vests on February 8, 2022, and one-third vests on February 14, 2023
(2)
These amounts were calculated based on the closing price of the company’s common stock of $6.16 per share as of December 31, 2020. Values shown for PSUs granted in 2018 are calculated as follows: (i) the target number of shares awarded, multiplied by (ii) the performance factor for the 2018-2020 cycle, 0.58, based on financial results in 2018, 2019 and 2020, further multiplied by (iii) a -10% TSR adjustment based on relative performance versus the company peer group, (iv) further multiplied by $6.16, the closing stock price as of December 31, 2020. Values shown for PSUs granted in 2019 are calculated as follows: (i) the target number of shares awarded, multiplied by (ii) the estimated performance factor for the 2019-2021 cycle, 0.66, based on financial results in 2019, 2020, and estimated results for 2021, further multiplied by (iii) a -10% TSR adjustment based on relative performance versus the company peer group, (iv) further multiplied by $6.16, the closing stock price as of December 31, 2020. The total number of PSUs that can vest is capped at 200% of the number of PSUs granted.

Executive Compensation Tables and Related Narrative
OPTION EXERCISES AND STOCK VESTED DURING 2020 FISCAL YEAR

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Marc B. Lautenbach	0	0	281,223(3)	1,123,486
Jason Dies	0	0	58,633(4)	234,239
Gregg Zegras	0	0	17,238	68,866
Daniel J. Goldstein	0	0	25,326(5)	101,177
Joseph Catapano	0	0	10,106	40,373
Stanley J. Sutula III	0	0	129,178(6)	516,066
(1)	Performance and time-based RSUs granted in 2017, 2018 and 2019 had a pro-rata vesting on February 11, 2020. Figures reported include shares withheld to cover taxes.
(2)	These values were determined based on the average of the high and low trading price of $3.995 on the February 11, 2020 vesting date.
(3)
The figures reported for Mr. Lautenbach also include 26,888 deferred shares from the 2017 performance-based RSU grant, 33,147 deferred shares from the 2018 performance-based RSU grant, 126,967 deferred shares from the 2019 performance-based RSU grant, and 84,861 deferred shares from the 2017 PSU grant. The receipt of these has been deferred until six months following termination or retirement from the company.

(4)
The figures reported for Mr. Dies also include 2,212 deferred shares from the 2017 PSU grant the receipt of which has been deferred until six months following termination or retirement from the company.

(5)
The figures reported for Mr. Goldstein also include 3,036 deferred shares from the 2017 performance-based RSU grant, 3,176 deferred shares from the 2018 performance-based RSU grant, 6,759 deferred shares from the 2019 performance-based RSU grant, and 10,325 deferred shares from the 2017 PSU grant. The receipt of these has been deferred until six months following termination or retirement from the company.

(6)
The figures reported for Mr. Sutula III also include 50,571 deferred shares from the 2017 performance-based RSU grant, 7,650 deferred shares from the 2018 performance-based RSU grant, and 19,534 deferred shares from the 2019 performance-based RSU grant. The receipt of these has been deferred until six months following termination or retirement from the company.

Pension Benefits
The qualified Pension Plan and nonqualified Pension Restoration Plan were frozen for all participants by December 31, 2014. There are no further accruals under the qualified Pension Plan or the nonqualified Pension Restoration Plan, except as required by law. (See discussion under “Other Indirect Compensation” on page 46 of this proxy statement.) Mr. Goldstein and Mr. Catapano are the only pension eligible NEOs and are fully vested in their pension benefit.
The following table provides information regarding the present value of accumulative pension benefits. It includes data regarding the Pitney Bowes Pension Plan and the Pension Restoration Plan. The Pitney Bowes Pension Plan which is a broad-based tax-qualified plan under which employees hired prior to January 1, 2005 are generally eligible to retire with unreduced benefits at age 65. The Pension Restoration Plan is a nonqualified deferred compensation plan, which provides benefits to employees with compensation greater than the applicable IRC compensation limit for 2020 who participate in the qualified Pension Plan, and to those employees who defer portions of their compensation under the Deferred Incentive Savings Plan. The Pension Restoration Plan mirrors the formula in the qualified Pension Plan and does not provide above-market interest rates on deferred compensation.
The amounts reported in the table below equal the present value of the accumulated benefit on December 31, 2020 under the Pitney Bowes pension plans determined based on years of service and covered earnings (as described below). The present value has been calculated based on benefits payable commencing upon the executive attaining age 65, and in an amount consistent with the assumptions as described in Note 14 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 19, 2021.

Executive Compensation Tables and Related Narrative
PENSION BENEFITS AS OF DECEMBER 31, 2020(1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
Daniel J. Goldstein	Pitney Bowes Pension Plan	8.9	196,979
	Pitney Bowes Pension Restoration Plan	8.9	134,315
Joseph Catapano	Pitney Bowes Pension Plan	15.5	210,645
	Pitney Bowes Pension Restoration Plan	15.5	85,865
(1)	Mr. Goldstein and Mr. Catapano are the only pension eligible NEOs and are fully vested in their pension benefit.
(2)
Material assumptions used to calculate the present value of accumulated benefits under the Pitney Bowes Pension Plan are detailed in note 14 to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2020. These lump sum values are expressed as the greater of the Pension Equity Account and the Present Value of the Age 65 Accrued benefit using the PPA 417(e) Unisex Mortality table.

The material terms of the Pitney Bowes Pension Plan and Pension Restoration Plan are as follows:
•	The Pitney Bowes Pension and Pension Restoration Plans apply only to U.S. employees hired prior to January 1, 2005 and were frozen for all participants effective December 31, 2014.
•	Normal retirement age is 65 with at least three years of service, while early retirement is allowed at age 55 with at least ten years of service.
•	The vesting period is three years.
•
Earnings include base salary, vacation, severance, before-tax plan contributions, annual incentives (paid and deferred), and certain bonuses. Earnings do not include CIU payments, NSOs, restricted stock, performance-based RSUs, time-based RSUs, PSUs, hiring bonuses, company contributions to benefits, and expense reimbursements.

•	The formula to determine benefits is generally based on age, years of service, and final average of the five highest consecutive calendar year earnings.
•
The maximum benefit accrual under the Pitney Bowes Pension Restoration Plan is an amount equal to 16.5% multiplied by the participant’s final average earnings and further multiplied by the participant’s credited service.

•	Upon retirement, benefits are payable in a lump-sum or various annuity forms, including life annuity and 50% joint and survivor annuity.
•	The distribution alternatives under the Pitney Bowes Pension Restoration Plan are designed to comply with the requirements of IRC 409A of the Code.
•	No extra years of credited service are provided and no above-market earnings are credited under the plan.
Deferred Compensation
Information included in the following table includes contributions, earnings, withdrawals, and balances with respect to the Pitney Bowes 401(k) Restoration Plan, the Pitney Bowes Deferred Incentive Savings Plan (DISP), and deferrals under the Pitney Bowes Executive Equity Deferral Plan.
The Pitney Bowes 401(k) Restoration Plan is a nonqualified deferred compensation plan restoring benefits that would have otherwise been made in the qualified 401(k) Plan but for IRC limitations. The DISP is a nonqualified deferred compensation plan where certain employees may defer their incentives and base salaries. The Pitney Bowes 401(k) Restoration Plan and DISP are unfunded plans established for a select group of management or highly compensated employees under ERISA. All payments pursuant to the plans are made from the general assets of the company and are subject to the company’s creditors. The company reserves the right to fund a grantor trust to assist in accumulating funds to pay the company’s obligations under the plans. Any assets of the grantor trusts are subject to the claims of the company’s creditors.
Under the Pitney Bowes Executive Equity Deferral Plan, executives who are required to own certain levels of company stock under the executive stock ownership policy may elect to defer the settlement of performance or time-based RSUs and PSUs upon vesting until the executives terminate employment or retire. Executives who choose to defer in this manner receive dividend equivalents once the award vests, which are also deferred as RSUs. Deferred RSUs and PSUs are unfunded deferred compensation subject to the company’s general creditors.

Executive Compensation Tables and Related Narrative
NONQUALIFIED DEFERRED COMPENSATION FOR 2020

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/(Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Marc B. Lautenbach
401(k) Restoration Plan(1)	—	95,364	119,431	—	785,530
Deferred Incentive Savings Plan(2)	43,200	—	83,160	—	366,959
Deferred PSUs(3)	339,020	—	231,168	—	659,952
Deferred RSUs(3)	747,073	—	861,065	—	2,471,287
Dividend Equivalents(3)	106,263	—	126,239	—	347,588
Jason Dies
401(k) Restoration Plan(1)	—	40,520	20,775	—	78,856
Deferred Incentive Savings Plan(2)	—	—	25,895	—	68,300
Deferred PSUs(3)	8,837	—	4,789	—	13,626
Deferred RSUs(3)	—	—	5,796	—	16,761
Dividend Equivalents(3)	1,032	—	1,307	—	3,611
Gregg Zegras
401(k) Restoration Plan(1)	—	22,744	25,539	—	129,746
Deferred Incentive Savings Plan(2)	—	—	—	—	—
Deferred PSUs(3)	—	—	—	—	—
Deferred RSUs(3)	—	—	—	—	—
Dividend Equivalents(3)	—	—	—	—	—
Daniel J. Goldstein
401(k) Restoration Plan(1)	—	23,361	48,310	—	339,821
Deferred Incentive Savings Plan(2)	—	—	61,524	—	475,926
Deferred PSUs(3)	41,248	—	28,754	—	82,113
Deferred RSUs(3)	51,819	—	82,276	—	236,630
Dividend Equivalents(3)	10,941	—	14,373	—	39,762
Joseph Catapano
401(k) Restoration Plan(1)	—	15,624	25,349	—	150,248
Deferred Incentive Savings Plan(2)	—	—	—	—	—
Deferred PSUs(3)	—	—	—	—	—
Deferred RSUs(3)	—	—	—	—	—
Dividend Equivalents(3)	—	—	—	—	—
Stanley J. Sutula III
401(k) Restoration Plan(1)	—	40,738	21,694	—	95,059
Deferred Incentive Savings Plan(2)	16,640	—	12,931	—	55,933
Deferred PSUs(3)	—	—	—	—	—
Deferred RSUs(3)	310,631	—	558,562	—	1,607,501
Dividend Equivalents(3)	55,834	—	64,831	—	181,897
(1)
In the Registrant Contributions in Last FY ($) column amounts shown are company contributions to the Pitney Bowes 401(k) Restoration Plan earned in 2019 and credited under the 401(k) Restoration Plan in 2020.

In the Aggregate Earnings/(Loss) in Last FY ($) column amounts shown are the respective earnings or losses in the Pitney Bowes 401(k) Restoration Plan. These earnings or losses are not included in the Summary Compensation Table.
In the Aggregate Balance at Last FYE ($) column the aggregate balance for the 401(k) Restoration Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $526,308 for Mr. Lautenbach, $55,567 for Mr. Dies, $208,860 for Mr. Goldstein and $70,141 for Mr. Sutula. Mr. Zegras's aggregate contributions from 2015 through 2019 are $63,903 and the current year contribution is $22,744 and Mr. Catapano's aggregate contributions from 2015 through 2019 are $27,668 and the current year contribution is $15,624.
(2)
In the Executive Contributions in Last FY ($) column amounts represent the portion of the annual incentives earned in 2019 and paid in 2020 deferred under the Deferred Incentive Savings Plan. Mr. Dies, Mr. Zegras, Mr. Goldstein and Mr. Catapano did not incur activity in the Deferred Incentive Savings Plan in 2020.

In the Aggregate Earnings/(Loss) in Last FY ($) column amounts shown are the respective earnings or losses in the Pitney Bowes Deferred Incentive Savings Plan. These earnings or losses are not included in the Summary Compensation Table.
In the Aggregate Balance at Last FYE ($) column the aggregate balance for the Deferred Incentive Savings Plan includes amounts previously reported as compensation in the Summary Compensation Table as follows: $287,741 for Mr. Lautenbach, $100,984 for Mr. Dies, $260,000 for Mr. Goldstein and $40,157 for Mr. Sutula.
(3)
In the Executive Contributions in Last FY column the value of executive contributions is calculated by multiplying the number of deferred PSUs and performance-based RSUs that vested in 2020 by the closing price of a share of common stock on the vesting date and deferred dividend equivalents by the closing price of a share of common stock on the dividend date.

In the Aggregate Earnings/(Loss) in Last FY ($) column amounts shown reflect increases and decreases in accordance with the company stock price and the value of deferred units.
In the Aggregate Balance at Last FYE ($) column the amounts shown are calculated by multiplying the total number of deferred PSUs, performance-based RSUs and Dividend Equivalents by the closing price of $6.16 a share of common stock on December 31, 2020. This column reflects the following units: 107,135 PSUs, 401,183 performance-based RSUs and 56,427 Dividend Equivalents for Mr. Lautenbach, 2,212 PSUs, 2,721 performance-based RSUs and 586 Dividend Equivalents for Mr. Dies, and 13,330 PSUs, 38,414 performance-based RSUs and 6,455 Dividend Equivalents for Mr. Goldstein, 260,958 performance-based RSUs and 29,529 Dividend Equivalents for Mr. Sutula. Mr. Zegras and Mr. Catapano did not defer PSU's or time-based RSUs.

Executive Compensation Tables and Related Narrative
The material terms of the Pitney Bowes 401(k) Restoration Plan are as follows:
•	The goal of this plan is generally to restore benefits that would have been provided under the qualified 401(k) Plan but for certain IRC limitations placed on tax-qualified 401(k) plans.
•	The vesting period is three years.
•	For purposes of determining benefits under the 401(k) Restoration Plan, earnings are defined in the same manner as the qualified 401(k) Plan.
•
Participants need to contribute the allowable maximum pre-tax contributions to the 401(k) Plan to be eligible for any company match in the 401(k) Restoration Plan. Once the pre-tax maximum is contributed by the participant into the qualified 401(k) Plan, the company will match the same percentage of eligible compensation that the Participant defers under the 401(k) Plan and the DISP up to a maximum 4% of eligible compensation.

•
To the extent the participant has eligible earnings in excess of the IRC compensation limitation, the 2% core contribution is made into the 401(k) Restoration Plan. See discussion under “Other Indirect Compensation” on page 46 of this proxy statement.

•	All NEOs are fully vested in their accounts.
•	No above-market earnings are credited under the plan.
•	Distributions from the 401(k) Restoration Plan are made based on elections submitted by NEOs and are compliant with IRC 409A.
The material terms of the Deferred Incentive Savings Plan (DISP) are as follows:
•	The DISP allows “highly-compensated employees” to defer up to 100% of annual incentives and long-term cash incentives. Base salary deferral is permissible only for certain key employees.
•	No above-market earnings are credited under the plan.
•	Distributions from the DISP are made based on elections submitted by NEOs and are compliant with IRC 409A.
Investment options for both the Pitney Bowes 401(k) Restoration Plan and the DISP are comparable to those offered under the qualified Pitney Bowes 401(k) Plan including a variety of publicly available bond funds, money market funds, equity funds, and blended funds.
The material terms of the Pitney Bowes Executive Equity Deferral Plan:
•
Certain executives with performance or time-based RSUs and PSUs who are subject to the executive stock ownership policy, may voluntarily elect to defer settlement of the awards until termination or retirement.

•	Executives who choose deferral receive dividend equivalents after the award vests which are also deferred.
•	Distributions from the Executive Equity Deferral Plan are made based on elections submitted by NEOs and are compliant with IRC 409A.
Potential Payments upon Termination or Change of Control
The following table reflects the amount of compensation that would become payable to each of the NEOs under existing arrangements if the hypothetical termination of employment events described had occurred on December 31, 2020, given the NEO’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date.
For purposes of valuing NSOs in the “Post-Termination Payments” tables, we assume that upon a Change of Control, all vested outstanding NSOs will be cashed out using the difference between the NSO exercise price and $6.16, the closing price of our common stock as of December 31, 2020.
All payments are payable by the company in a lump-sum unless otherwise noted. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported in the tables below. Factors that could affect these amounts include the timing during the year of any such event, our company’s stock price and the executive’s age.
In the event of termination of employment, the NEOs are entitled to receive the vested portion of their deferred compensation account. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investment funds that are tracked until the valuation date as provided under the plan, and therefore amounts received by the NEOs will differ from those shown in the “Nonqualified Deferred Compensation for 2020” table on page 63. See the narrative accompanying that table for information on available types of distributions under the plans.

Executive Compensation Tables and Related Narrative
The benefits described in the following table are in addition to benefits available regardless of the occurrence of such an event, such as currently exercisable NSOs, and benefits generally available to salaried employees, such as distributions under the company’s 401(k) Plan, subsidized retiree medical benefits, disability benefits, and accrued vacation pay. In addition, in connection with any actual termination of employment, the Committee, or in the case of Mr. Lautenbach, the independent board members, may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described in the tables below, as appropriate. Additional information regarding the consequences of retiree status is discussed in the following “Estimated Post-Termination Payments and Benefits” table and the footnotes in discussion related to the table.

Executive Compensation Tables and Related Narrative
Estimated Post-Termination Payments and Benefits(1)

Name	Type of Payment or Benefit	Retirement Eligible ($)	Involuntary Not for Cause Termination ($)	Change of Control with Termination (CIC) ($)(2)	Death and Disability ($)
Marc B. Lautenbach	Severance	—	38,462 - 3,525,000	4,700,000	—
	Annual Incentive	—	0 - 1,108,350	1,350,000	1,108,350
	Stock Options Accelerated(3)	—	0 - 0	2,805,941	2,805,941
	Performance-based RSUs Accelerated(4)	—	0 - 1,828,959	3,841,019	3,841,019
	Performance Stock Units(5)
	2018-2020 cycle	—	0 - 1,102,366	1,900,631	1,102,366
	2019-2021 cycle	—	0 - 1,601,600	3,639,999	1,601,600
	Cash Incentive Units (2020-2022)(6)	—	0 - 0	3,900,000	1,287,000
	Financial Counseling(7)	—	0 - 20,828	—	—
	Medical & other benefits(8)	—	—	85,283	—
	Total(10)	—	38,462 - 9,187,103	22,222,874	11,746,276
Jason Dies	Severance	—	28,846 - 2,025,000	2,700,000	—
	Annual Incentive	—	0 - 492,600	600,000	492,600
	Stock Options Accelerated(3)	—	0 - 0	561,189	561,189
	Performance-based RSUs Accelerated(4)	—	0 - 156,932	559,346	559,346
	Performance Stock Units(5)
	2018-2020 cycle	—	0 - 169,594	292,403	169,594
	2019-2021 cycle	—	0 - 246,400	559,999	246,400
	Cash Incentive Units (2020-2022)(6)	—	0 - 0	780,000	257,400
	Financial Counseling(7)	—	0 - 20,828	—	—
	Medical & other benefits(8)	—	—	89,022	—
	Total(10)	—	28,846 - 3,111,353	6,141,959	2,286,529
Gregg Zegras	Severance	—	21,154 - 1,485,000	1,980,000	—
	Annual Incentive	—	0 - 215,784	262,831	215,784
	Stock Options Accelerated(3)	—	0 - 0	12,750	12,750
	Time-based RSUs Accelerated(4)	—	0 - 144,427	469,454	469,454
	Cash Incentive Units(6)
	2018-2020 cycle	—	0 - 54,375	93,750	54,375
	2019-2021 cycle	—	0 - 33,000	75,000	33,000
	2020-2022 cycle	—	0 - 0	90,000	29,700
	Financial Counseling(7)	—	0 - 20,828	—	—
	Medical & other benefits(8)	—	—	88,568	—
	Total(10)	—	21,154 - 1,953,414	3,072,352	815,063
Daniel J. Goldstein	Severance	—	21,620 - 1,349,059	1,798,746	—
	Annual Incentive	276,894	276,894 - 276,894	337,265	276,894
	Stock Options Accelerated(3)	—	0 - 0	323,763	323,763
	Performance-based RSUs Accelerated(4)	115,260	115,260 - 115,260	347,418	347,418
	Performance Stock Units(5)
	2018-2020 cycle	114,476	114,476 - 114,476	197,373	114,476
	2019-2021 cycle	184,800	184,800 - 184,800	420,001	184,800
	Cash Incentive Units (2020-2022)(6)	148,500	148,500 - 148,500	450,000	148,500
	Financial Counseling(7)	—	0 - 20,828	—	—
	Medical & other benefits(8)	—	—	51,685	—
	Incremental Pension Benefit(9)	—	0 - 0	24,305	—
	Total(10)	839,931	861,550 - 2,209,817	3,950,555	1,395,852
Joseph Catapano	Severance	—	13,125 - 380,625	1,023,750	—
	Annual Incentive	178,937	178,937 - 178,937	170,625	178,937
	Stock Options Accelerated(3)	—	0 - 0	0	0
	Time-based RSUs Accelerated(4)	133,074	133,074 - 133,074	291,251	291,251
	Cash Incentive Units(6)
	2018-2020 cycle	31,755	31,755 - 31,755	54,750	31,755
	2019-2021 cycle	19,272	19,272 - 19,272	43,800	19,272
	2020-2022 cycle	14,454	14,454 - 14,454	43,800	14,454
	Financial Counseling(7)	—	0 - 20,828	—	—
	Medical & other benefits(8)	—	—	75,051	—
	Incremental Pension Benefit(9)	—	0 - 0	1,662	—
	Total(10)	377,492	390,617 - 778,945	1,704,689	535,669
(1)
All data is shown assuming termination on December 31, 2020. All amounts are further explained in the section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 68 of this proxy statement.

Mr. Sutula's last day with Pitney Bowes was November 6, 2020. As a result of his voluntary termination, Mr. Sutula forfeited the unvested portions of his 2018, 2019 and 2020 performance-based RSU, PSU, CIU, and NSO awards. Mr. Sutula did not receive any payments in

Executive Compensation Tables and Related Narrative
connection with his voluntary termination other than payment of accrued and unpaid wages and previously vested rights under our benefit plans.
(2)
The company does not apply a tax gross-up on any Change of Control payments. In paying Change of Control Severance benefits, the company utilizes a “best net” approach. Under this approach, a determination is made as to whether paying the full change of control benefits or the value of a payment that is capped at the 280G limit provides the NEO with the higher net after-tax benefit.

(3)
In cases of retirement, NSOs outstanding for at least one year will immediately vest and remain exercisable for the balance of the NSO term. In cases of involuntary not for cause termination, NSOs outstanding for at least one year will continue to vest and remain exercisable for 24 months following termination of employment contingent upon signing a waiver and release. In cases of retirement or involuntary not for cause termination, NSOs outstanding for less than one year forfeit. In cases of Change of Control, death and disability, all outstanding NSOs will immediately vest and remain exercisable for the balance of the NSO term.

(4)
Performance and time-based RSUs are valued at the closing price on December 31, 2020 and vesting rules are applied as described in section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 68 of this proxy statement.

(5)
For retirement, involuntary termination, and death and disability purposes: PSUs for the 2018-2020 cycle are valued at 0.58 per unit based upon actual achievement of performance metrics and PSUs for the 2019-2021 cycle are being accrued at 0.66 per unit (inclusive of TSR modifier). For Change of Control purposes, PSUs are valued at target. See explanation in section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 68 of this proxy statement.

(6)
Mr. Zegras and Mr. Catapano received CIU awards in 2018, 2019, and 2020 and the remaining NEOs received CIU awards only in 2020. For retirement, involuntary termination, and death and disability purposes: CIUs for the 2018-2020 cycle are valued at 0.58 per unit based upon actual achievement of performance metrics, and CIUs for the 2019-2021 cycle are being accrued at 0.66 per unit (inclusive of TSR modifier), and the CIUs for the 2020-2022 cycle are being accrued at 0.99 per unit (inclusive of TSR modifier). For Change of Control purposes, CIUs are valued at target. See explanation in section entitled “Explanation of Benefits Payable upon Various Termination Events” on page 68 of this proxy statement.

(7)	Amount shown is the value of the company's cost to provide financial counseling through the severance period, which executive officers may receive for up to a maximum of 78 weeks.
(8)	Amount shown is the present value of the company's cost to continue medical and other health & welfare plans for two years plus the company's cost for outplacement services.
(9)
Mr. Goldstein and Mr. Catapano are the only pension eligible NEOs and are fully vested in their pension benefit. Amounts shown in the case of a Change of Control with termination and Involuntary not for cause termination is the increase in lump-sum actuarial equivalent of the pension age and service and earnings credits for the associated severance period.

(10)
Ranges under the involuntary not for cause termination column represent variance between the named executive officer's basic severance plan and conditional severance payment as explained in the section entitled “Involuntary/Not for Cause Termination – Severance Pay Plan” on page 68 of this proxy statement. Ranges also include applicability of retiree treatment where relevant.

Executive Compensation Tables and Related Narrative
Explanation of Benefits Payable upon Various Termination Events
The benefits described below apply to the NEOs.
Resignation
A voluntary termination would not provide any compensation, benefits or special treatment under equity plans for any of the NEOs.
Early and Normal Retirement
The U.S. Pitney Bowes Pension Plan allows for early retirement at age 55 with at least ten years of service, and normal retirement at age 65 with at least three years of service. The early and normal retirement rules established under the Pension Plan are also utilized under the long-term incentive plan and stock plan for special vesting purposes. NEOs meeting the requirements specified for early or normal retirement are entitled to the following upon termination:
•	A prorated annual incentive award;
•	Prorated PSU based on full months of active service during the three-year performance cycle, vested and paid at the end of each three-year cycle;(1)
•	Prorated CIU based on full months of active service during the three-year performance cycle, vested and paid at the end of each three-year cycle;(1)
•
NSO awards and RSUs that have been outstanding for at least one year will fully vest upon retirement and NSOs will remain exercisable for the duration of the term. Awards outstanding less than one year forfeit.(2)

Involuntary/Not for Cause Termination – Severance Pay Plan
We maintain a severance pay plan that provides for separation pay to full-time employees based in the United States whose employment is terminated under certain business circumstances. The Pitney Bowes Severance Pay Plan provides a continuation of compensation upon involuntary termination by the company without cause as summarized below. Where an employee is involuntarily terminated after becoming eligible for early retirement, the employee is eligible for benefits afforded early retirees or involuntarily terminated employees, whichever is greater. Executives who are within two years of meeting retirement eligibility (age and service) are bridged to retirement eligibility, as described in the section above.
The Severance Pay Plan provides for one week of salary continuation benefits per year of service with a two-week minimum benefit (Basic Severance). Salary continuation benefits in excess of two weeks of salary require a signed agreement containing a waiver and release (Conditional Severance).
We may offer Additional Severance benefits to employees, including NEOs, upon termination of employment, conditioned upon signing a waiver and release. Additional Severance could include the following payments:
•
Additional Severance that may be offered are based on years of service and level within the company. NEOs may be eligible for up to 78 weeks of base pay plus current target annual incentive, inclusive of severance payable under the Severance Pay Plan with the exception of Mr. Catapano who may be eligible for up to 58 weeks of base pay inclusive of severance payable under the Severance Pay Plan;

•	A prorated annual incentive award to the date of termination of employment;
•	PSUs outstanding for one year from the date of grant are prorated based on service during the three-year performance cycle, vested and paid at the end of each three-year cycle;
•
For NEOs, NSOs and performance and time-based RSUs outstanding for one year at the date of termination will continue to vest up to 24 months following termination and will expire at the end of this period;

•	The board of directors has the discretion to accelerate vesting of restricted stock, performance-based RSUs, time-based RSUs, and PSUs that would otherwise be forfeited;
•	Financial counseling through the severance period; and
•	Outplacement services.
(1)
Beginning February 2021 and thereafter, PSUs and CIUs awarded more than 12 months prior to separation of employment will continue to vest for participants who have attained age 60, with at least 5 years of service. Awards that were granted within 12 months of the participant’s separation from employment will be forfeited.

(2)
Beginning February 2021 and thereafter, NSOs and performance and time-based RSUs awarded more than 12 months prior to separation of employment will fully vest for participants who have attained age 60, with at least 5 years of service. NSOs will remain exercisable for the duration of the term. Awards that were granted within 12 months of the participant’s separation from employment will be forfeited.

Executive Compensation Tables and Related Narrative
Termination for Cause
Termination for cause would not provide any additional compensation, severance, benefits or special treatment under equity plans to any of the NEOs. “Cause” is defined as willful failure to perform duties or engaging in illegal conduct or gross misconduct harmful to the company.
Death
The NEO’s beneficiary would be entitled to the following upon the executive’s death:
•	A prorated annual incentive award;
•	PSUs are prorated through the date of death and vested, valued and converted into stock at the end of each three-year cycle;
•	All NSOs will vest upon death. The NEO’s beneficiary can exercise NSOs during the remaining term of the grant;
•	Any unvested performance and time-based RSUs will vest;
Disability
Disability vesting occurs after the completion of two years of long-term disability or on the date of termination of employment due to disability, whichever is earlier. The NEOs would be entitled to the following upon termination for disability:
•	A prorated annual incentive award;
•	PSU are prorated through the date of disability and vested, valued and converted into stock at the end of each three-year cycle;
•	All NSOs and performance and time-based RSUs will vest upon disability vesting date (two years after the onset of LTD). NSOs can be exercised during the remaining term of the grant;
Change of Control Arrangements
Set forth below is a summary of our Change of Control arrangements. Under our Change of Control arrangements as provided in the company’s Senior Executive Severance Policy applicable to senior executives, including NEOs, a “Change of Control” is defined as:
•	an acquisition of 30% or more of our common stock or 30% or more of the combined voting power of our voting securities by an individual, entity or group;
•	the replacement of a majority of the board of directors other than by approval of the incumbent board;
•	the consummation of a reorganization, merger, or consolidation where greater than 50% of our common stock and voting power changes hands; or
•	the approval by stockholders of the liquidation or dissolution of the company.
In the event of a Change of Control, followed by a termination from employment without cause or for good reason (defined as a diminution in position, authority, duties, responsibilities, earnings or benefits, or relocation) within two years of a Change of Control, NEOs will receive the following severance benefits (assumes termination date of December 31, 2020):
•	Two times the NEO’s annual base salary plus two times the target annual incentive;
•	A target incentive award for the calendar year of the change of control;
•	Health and welfare benefits for the executive and his or her dependents will be provided for a two-year period; and outplacement services;
•
PSUs are vested and converted into either common stock or cash based on target performance, on a NEO’s termination upon a change of control. If the NEO is not terminated upon a change of control or the acquirer does not assume the company’s Stock Plan or awards, PSUs will vest upon the Change of Control and are converted into either common stock or cash based on target performance at the earlier of the NEO’s termination of employment within 2 years of the change of control or the end of the award’s three-year performance cycle;

•
Performance and time-based RSUs and NSOs are vested on a NEO’s termination upon a Change of Control with performance and time-based RSUs being converted into common stock or cash, and NSOs remain exercisable for the balance of the award term. If a NEO is not terminated upon a change of control or the acquirer does not assume the company’s Stock Plan or awards, (1) performance and time-based RSUs vest upon a Change of Control and will be converted into common stock or cash upon the earlier of the NEO’s termination of employment within two years of the change of control or the normal award vesting dates; (2) NSOs will either be cashed out upon the change of control or will vest and become exercisable upon the earlier of the NEOs termination of employment within 2 years of the Change of Control or the normal vesting dates for the balance of the term;

Executive Compensation Tables and Related Narrative
•
The company does not apply a tax gross-up on any Change of Control payments. In paying Change of Control Severance benefits the company utilizes a “best net” approach. Under this approach a determination is made as to whether paying the full change of control benefits or the value of a payment that is capped at the 280G limit provides the NEO with the higher net after-tax benefit.

CEO Pay Ratio
Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with the requirements set forth in Item 402(u) of Regulation S-K based on our payroll and employment records and the methodology described below.
To identify the median employee, we reviewed our employee population as of October 1, 2020 and used annual base salary determined as of October 1, 2020 as our consistently applied compensation measure across our global employee population excluding our CEO. For the majority of our employee population, base salary is the primary or sole compensation component and provides an accurate depiction of total earnings for the purpose of identifying our median employee.
Mr. Lautenbach’s 2020 annual total compensation was $4,713,361 as reflected in the Summary Compensation Table in this proxy statement. The 2020 annual total compensation for our median employee was $49,445. Accordingly, Mr. Lautenbach’s annual total compensation was 95 times that of our median employee in 2020.
Internal Revenue Code Section 409A
Our benefits arrangements are intended to comply with IRC 409A. In that regard, “Key Employees” as defined in IRC 409A and IRC 416 may have certain payments delayed until six months after termination of employment.
Additional Information
Solicitation of Proxies
In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common stock and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Morrow Sodali LLC to aid in the solicitation of proxies.
Other Matters
Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.
By order of the board of directors.
Daniel J. Goldstein
Executive Vice President,
Chief Legal Officer and Corporate Secretary

This proxy statement is printed entirely on recycled and recyclable paper.

pitney bowes

PITNEY BOWES INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

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PITNEY BOWES INC.

Company Proposals:

The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1 below.

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Anne M. Busquet	☐	☐	☐
1b. Robert M. Dutkowsky	☐	☐	☐
1c. Anne Sutherland Fuchs	☐	☐	☐
1d. Mary J. Steele Guilfoile	☐	☐	☐
1e. S. Douglas Hutcheson	☐	☐	☐
1f. Marc B. Lautenbach	☐	☐	☐
1g. Michael I. Roth	☐	☐	☐
1h. Linda S. Sanford	☐	☐	☐
1i. David L. Shedlarz	☐	☐	☐
1j. Sheila A. Stamps	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the Audit Committee's Appointment of the Independent Accountants for 2021.	☐	☐	☐
3. Non-binding Advisory Vote to Approve Executive Compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date